Filed pursuant to Rule 424(b)(5)

Registration File No. 333-200654

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated December 1, 2014

PROSPECTUS    SUPPLEMENT

(To prospectus dated December 1, 2014)

$150,000,000

     % Convertible Senior Notes due 2020

We are offering $150 million aggregate principal amount of         % Convertible Senior Notes due 2020. We will pay interest on the notes on June 15 and December 15 of each year, beginning June 15, 2015. The notes will mature on December 15, 2020, unless earlier repurchased by us or converted.

Holders may convert their notes at any time prior to the close of business on the business day immediately preceding September 15, 2020 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on March 31, 2015, if the closing sale price of our common stock, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the conversion price of the notes in effect on each applicable trading day; (2) during the five consecutive business day period following any five consecutive trading day period in which the trading price for the notes for each such trading day was less than 98% of the closing sale price of our common stock on such date multiplied by the then-current conversion rate; or (3) upon the occurrence of specified corporate events. On or after September 15, 2020 until the close of business on the second scheduled trading day immediately preceding the stated maturity date, holders may surrender their notes for conversion at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement.

The initial conversion rate will be              shares of our common stock for each $1,000 principal amount of notes, which represents an initial conversion price of approximately $             per share. Following certain corporate transactions that occur on or prior to the stated maturity date, we will increase the conversion rate for a holder that elects to convert its notes in connection with such a corporate transaction.

We may not redeem the notes prior to maturity. No sinking fund is provided for the notes.

If a fundamental change, as defined herein, occurs prior to the stated maturity date, holders may require us to purchase for cash all or any portion of their notes at a fundamental change purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date.

We do not intend to apply to list the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. Our common stock is listed on The NASDAQ Global Select Market under the ticker symbol “QDEL.” On November 28, 2014, the closing sale price of our common stock was $27.86 per share.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-14 of this prospectus supplement.

Per Note	Total
Public offering price (1)%	$
Underwriting discount %	$
Proceeds, before expenses, to us (1)%	$

(1)	Plus accrued interest from December , 2014, if settlement occurs after that date.

The underwriters may exercise their right to purchase up to an additional $22,500,000 principal amount of the notes for 30 days after the date of this prospectus supplement, solely to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry only form through the facilities of The Depository Trust Company for the accounts of its participants on or about December     , 2014.

BofA Merrill Lynch	J.P. Morgan

The date of this prospectus supplement is December     , 2014.

We have not, and the underwriters have not, authorized anyone to give any information or make any other representation about us that is different from or in addition to, that contained in this prospectus supplement or the accompanying prospectus, including any information incorporated by reference in this prospectus supplement or the accompanying prospectus, or in any free writing prospectus prepared or authorized by us. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus supplement or the accompanying prospectus or the documents incorporated by reference in this prospectus supplement or the accompanying prospectus or any free writing prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. This prospectus supplement provides you with the specific details regarding this offering of notes and updates the information contained or incorporated by reference in the accompanying prospectus. The accompanying prospectus provides you with more general information regarding our securities, some of which does not apply to the offering. You should read and consider both this prospectus supplement and the accompanying prospectus together with the additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and the accompanying prospectus. To the extent the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus or the information contained in any document incorporated by reference therein, the information contained in the most recently dated document shall apply.

This prospectus supplement is not a prospectus for the purposes of the EU’s Directive 2003/71/EC (the “PD”) and has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who (i) have professional experience in matters relating to investments and falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) who are high net worth companies falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it may otherwise be lawfully communicated) pursuant to the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, fluctuations in our operating results resulting from seasonality; the timing of the onset, length and severity of cold and flu seasons; government and media attention focused on influenza and the related potential impact on humans from novel influenza viruses; adverse changes in competitive conditions in domestic and international markets; the reimbursement system currently in place and future changes to that system; changes in economic conditions in our domestic and international markets; changes in sales levels as it relates to the absorption of our fixed costs; lower than anticipated market penetration of our products; the quantity of our product in our distributors’ inventory or distribution channels; changes in the buying patterns of our distributors; changes in the health care market and consolidation of our customer base; our development and protection of intellectual property; our development of new technologies, products and markets; our reliance on a limited number of key distributors; our reliance on sales of our influenza diagnostics tests; our ability to manage our growth strategy, including our ability to integrate companies or technologies we have acquired or may acquire; intellectual property risks, including but not limited to, infringement litigation; limitations and covenants in our senior credit facility; that we may incur significant additional indebtedness; our need for additional funds to finance our operating needs; volatility and disruption in the global capital and credit markets; acceptance of our products among physicians and other healthcare providers; competition with other providers of diagnostic products; adverse actions or delays in new product reviews or related to currently-marketed products by the U.S. Food and Drug Administration (the “FDA”); changes in government policies; compliance with other government regulations, such as safe working conditions, manufacturing practices, environmental protection, fire hazard and disposal of hazardous substances; third-party reimbursement policies; our ability to meet demand for our products; interruptions in our supply of raw materials; product defects; business risks not covered by insurance and exposure to other litigation claims; interruption to our computer systems; competition for and loss of management and key personnel; international risks, including but not limited to, compliance with product registration requirements, exposure to currency exchange fluctuations and foreign currency exchange risk sharing arrangements, longer payment cycles, lower selling prices and greater difficulty in collecting accounts receivable, reduced protection of intellectual property rights, political and economic instability, taxes, and diversion of lower priced international products into US markets; volatility in our stock price; dilution resulting from future sales of our equity; and provisions in our charter documents and Delaware law that might delay stockholder actions with respect to business combinations or the election of directors.

Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “goal,” “project,” “strategy,” “future,” and similar words, although some forward-looking statements are expressed differently. Forward-looking statements in or incorporated into this prospectus supplement and the accompanying prospectus include, among others, statements concerning: the use of proceeds of this offering; our outlook for the fiscal years ended December 31, 2014 and 2015, including projections about our revenue, gross margins, expenses cash flow, EBITDA, COGS, market opportunities, geographic expansion and development, manufacturing and commercial activities; projected capital expenditures for the upcoming fiscal year, including the components thereof, and our source of funds for such expenditures; the sufficiency of our liquidity and capital resources; our strategy, goals and objectives; that point-of-care testing is increasing; that we will continue to make substantial expenditures for research and development activities; our reliance on key distributors; that influenza test revenues will continue to be a significant portion of our total revenue; industry consolidation and competition trends; competition for management and key personnel; that we may enter into additional foreign currency exchange risk sharing arrangements; that the price of our common stock will continue to fluctuate; our exposure to claims and

S-iii

litigation; our intention to not pay dividends; expectations regarding grant revenues and expenditures in 2014 and 2015; that we will continue to incur substantial royalty and license expenses; the exposure of money market assets to market fluctuation risk; expected savings from the move of certain manufacturing operations to our Athens, Ohio facility; the impact on our tax rate due to changes in California law; and our intention to continue to evaluate technology and acquisition opportunities.

The risks described under “Risk Factors” in this prospectus supplement and the accompanying prospectus, together with all of the other documents contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, and in other reports that we file with the SEC from time to time, should be carefully considered. You are cautioned not to place undue reliance on forward-looking statements, which reflect management’s expectations only as of the date made. Except as required by law, we undertake no obligation to publicly release the results of any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement. This summary does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors,” the financial statements and related footnotes thereto and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.”

Unless the context otherwise requires (i) all information in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option to purchase additional notes, and (ii) any reference to “Quidel,” the “Company,” “we,” “us” and “our” in this prospectus supplement refers to Quidel Corporation and its subsidiaries.

The Company

Overview

We have a leadership position in the development, manufacturing and marketing of rapid diagnostic testing solutions. These diagnostic testing solutions primarily include applications in infectious diseases, women’s health and gastrointestinal diseases. We sell our products directly to end users and distributors, in each case, for professional use in physician offices, hospitals, clinical laboratories, reference laboratories, leading universities, retail clinics and wellness screening centers. We market our products in the United States through a network of national and regional distributors, and a direct sales force. Internationally, we sell and market primarily through distributor arrangements.

We commenced our operations in 1979 and launched our first products, dipstick-based pregnancy tests, in 1983. Since such time, our product base and technology platforms have expanded through internal development and acquisitions of other products, technologies and companies. Our diagnostic solutions aid in the detection and diagnosis of many critical diseases and other medical conditions, including infectious diseases, women’s health, autoimmune diseases, bone health, thyroid diseases, and fecal occult blood. In February 2010, we expanded our operations through the acquisition of Diagnostic Hybrids, Inc. (“DHI”), a privately-held, in vitro diagnostics (“IVD”) company, based in Athens, Ohio. DHI is a market leader in the manufacturing and commercialization of FDA cleared direct fluorescent IVD assays used in hospitals and reference laboratories for a variety of diseases, including certain viral infections and thyroid diseases. In 2013, we completed two further acquisitions, acquiring the stock of BioHelix Corporation (“BioHelix”), a developer and manufacturer of isothermal molecular assays and enzymes, in May 2013, and acquiring the assets of AnDiaTec GmbH (“AnDiaTec”), a German based developer and manufacturer of molecular assays, in August 2013.

Business Strategy

Our primary objective is to realize increased shareholder value by building a broader-based diagnostic company able to deliver more consistent operating results. Our strategy is to identify potential market segments that provide, or are expected to provide, significant total market opportunities, and in which we can be successful by applying our significant expertise and know-how to develop differentiated technologies and products.

Our diagnostic testing solutions are designed to provide specialized results that serve a broad range of customers, by addressing varying requirements of ease of use, reduced cost, increased test accuracy and reduced time to result. Our current approach to address this diagnostic continuum relative to our strategy is comprised of three parts:

•	rapid point of care immunoassay tests for use in physician offices, hospital laboratories and emergency departments, retail clinics, and other urgent care settings;

•	direct fluorescent assays (“DFA”) and culture-based tests for the clinical virology laboratory; and

•	molecular diagnostic tests across a number of laboratory and other segments.

Our current focus to accomplish our primary objective includes the following:

•	leveraging our current infrastructure to develop and launch new rapid immunoassays such as additional assays for our FDA approved Sofia® Analyzer;

•	developing a molecular diagnostics franchise that incorporates three distinct testing platforms, AmpliVue™, Savanna™ and Solana™ and that leverages our molecular assay development competencies; and

•	strengthening our position with distribution partners and our customers to gain more emphasis on our products in the U.S. and abroad.

Our current initiatives to execute this strategy include the following:

•	continue to focus our research and development efforts on three areas:

•	new proprietary product platform development;

•	the creation of improved products and new products for existing markets and unmet clinical needs, and

•	pursuit of collaborations with, or acquisitions of, other companies for new and existing products and markets that advance our differentiated strategy;

•	provide clinicians with validated studies that encompass the clinical efficacy and economic efficiency of our diagnostic tests for the professional market;

•	continue to focus on strengthening our market and brand leadership in infectious diseases and women’s health by acquiring and/or developing and introducing clinically superior diagnostic solutions;

•	strengthen our direct sales force to create direct relationships with integrated delivery networks, laboratories and hospitals, with a goal of driving growth through improved physician and laboratorian satisfaction;

•	support payer evaluation of diagnostic tests and establishment of favorable reimbursement rates;

•	continue to create strong global alliances to support our efforts to achieve leadership in key markets and expand our presence in emerging markets; and

•	further refine our manufacturing efficiencies and productivity improvements to improve profit, with continued focus on profitable products and markets and our effort to create a core competency in new product development.

Product development activities are inherently uncertain, and there can be no assurance that we will be able to obtain approval for any of our products, or if we obtain approval, that we will successfully commercialize any of our products. In addition, we may terminate our development efforts with respect to one or more of our products under development at any time, including before or during clinical trials.

The Overall Market for In Vitro Diagnostics

Customers for IVD products are primarily centralized laboratories and physician offices and other decentralized non-institutional settings.

Centralized testing market

The centralized diagnostic testing process typically involves obtaining a specimen of blood, urine or other sample from the patient and sending the sample from the healthcare provider’s office, hospital unit or clinic to a central laboratory. In a typical visit to the physician’s office, after the patient’s test specimen is collected, the patient is usually sent home and receives the results of the test several hours or days later. The result of this process is that the patient may leave the physician’s office without confirmation of the diagnosis and the opportunity to begin potentially more effective immediate care.

Decentralized POC market

Point-of-care (“POC”) testing for certain diseases has become an accepted adjunct to central laboratory and self-testing. The professional POC market is comprised of two general segments: decentralized testing in non-institutional settings, such as physicians’ offices, and hospital testing (e.g., emergency rooms and bedside).

•	Hospital POC testing is accepted and growing and is generally an extension of the hospital’s central laboratory. Hospitals in the U.S. have progressively sought to reduce the length of patient stays and, consequently, the proportion of cases seen as outpatients have increased. If the U.S. experience is representative of future trends, emergency departments and other critical care units such as intensive care units, operating rooms, trauma and cardiac centers are increasingly becoming the principal centers for the management of moderate and severe acute illness.

•	Out-of-hospital testing sites consist of physicians’ office laboratories, nursing homes, pharmacies, retail clinics and other non-institutional, ambulatory settings in which healthcare providers perform diagnostic tests.

This decentralized POC market encompasses a large variety of IVD products ranging from moderate-sized instrumented diagnostic systems serving larger group practices to single-use, disposable tests. We believe POC testing is increasing due to its clinical benefit, fast results, cost-effectiveness and patient satisfaction.

We believe that the growth in POC testing is in part due to evolving technological improvements creating high quality tests with laboratory accuracy and POC ease-of-use, some of which are capable of being granted a waiver under the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”).

Products

We provide diagnostic testing solutions under various brand names, including, among others, the following: QuickVue®, QuickVue+®, Quidel®, MicroVueTM, FreshCellsTM, D3 FastPointTM, Super E-MixTM, ELVIS®, Sofia®, Quidel® Molecular, Amplivue®, LyraTM and Thyretain®.

System Platforms—New and In Development:

Our diagnostic testing solutions are provided through a number of proprietary platforms, including the following platforms recently developed or in development:

Sofia®M Analyzer. Sofia® is the brand name for our next generation fluorescent immunoassay (“FIA”) system. The easy-to-use Sofia® Analyzer combines unique software, when used in conjunction with Sofia® FIA tests, to yield an automatic, objective result that is readily available on the instrument’s screen, in a hard-copy printout, and in a transmissible electronic form that can network via a lab information system to hospital and medical center databases. The Sofia® FIA tests employ advanced lateral flow and immunofluorescence technologies to provide enhanced performance for several assays as noted in our disease state discussion below. The Sofia® Analyzer provides for different operational modes to accommodate both small and large laboratories as well as other features designed to facilitate use in a variety of healthcare settings, including hospitals, medical centers, and small clinics.

Molecular assays

Lyra™. Our open system molecular assays run on several thermocyclers currently on the market. We have several existing Lyra™ Molecular Real-Time Polymerase Chain Reaction (“PCR”) assays that provide important benefits to the customer, including, among others, room temperature storage, reduced process time, and ready-to-use reagent configurations. These include several assays as noted in our disease state discussion below.

Amplivue®. With our Molecular Amplivue® hand-held molecular diagnostic assay platform, the detection of the pathogen is achieved using a hand-held, fully contained cassette that combines isothermal Helicase Dependent Amplification (“HDA”) with lateral flow detection technology, and is currently used in several assays also noted in our disease state discussion below.

Molecular Systems in Development.

Savanna™. We are developing the Savanna™ system as a rugged, low-cost, fully-integrated system with novel extraction, and sample in/result out simplicity. The system is expected to be able to run either PCR or HDA assays from multiple sample types.

Solana™. We are developing the Solana™ system as an extension to the Amplivue® product line, running the same proprietary HDA technology. Solana will be an easy to run amplification and detection system that will have the ability to concurrently run up to 12 assays. With minimal sample preparation for Solana assays, the system has the potential to receive a CLIA waiver.

Medical and Wellness Categories:

Our products address the following medical and wellness categories:

Infectious Diseases

Influenza. Our Sofia® Influenza A+B test, used in conjunction with our Sofia®M Analyzer, and our QuickVue® influenza tests are rapid, qualitative tests for the detection of the viral antigens of influenza type A and B, the two most common types of the influenza virus. In addition, our Sofia® Influenza A+B test has special 510(k) clearance for an update to our package insert to include analytical reactivity with an avian Influenza A (H7N9) strain, A/Anhui/1/2013. In addition, during 2013, we began selling our Quidel Molecular Influenza A+B assay for use on the QuantStudio™ Dx Real-Time PCR Instruments by Life Technologies.

Streptococci. Our Sofia® Strep A fluorescent immunoassay, used in conjunction with our Sofia®M Analyzer, and our QuickVue® Strep A tests are intended for the rapid, qualitative detection of Group A Streptococcal antigen from throat swabs or confirmation of presumptive Group A Streptococcal colonies recovered from culture. Also, in late 2013, we began selling our AmpliVue Group B Strep Assay. In 2014, we began selling our AmpliVue Group A Strep Assays. In 2014, we also received FDA clearance, via the de novo request procedure, for our Lyra Direct Strep Assay, a multiplex real-time PCR assay that detects and differentiates between pyogenic Group A and pyogenic C or G Streptococcal throat infections.

RSV Test. Our Sofia® RSV test and our QuickVue® RSV test are rapid immunoassay tests for Respiratory Syncytial Virus (“RSV”). During 2013, we also began selling our Quidel Molecular RSV + human metapneumovirus (hMPV) test, and our Quidel Molecular Influenza A+B assay and our combo Quidel Molecular RSV + hMPV assay, both for use on the QuantStudio™ Dx Real-Time PCR Instruments by Life Technologies. The majority of upper respiratory tract infections in children are caused by viruses and RSV is generally recognized as a frequent agent responsible for these infections.

Multiplex Respiratory. Our cell culture and DFA detection solutions are used by reference laboratories, public health labs and acute care hospitals to detect seven major viral respiratory pathogens. Our proprietary cell culture platform R-MixTM combined with our FDA cleared antibody kit D3®UltraTM DFA, detects Influenza A and B, RSV, Adenovirus and Parainfluenza types 1, 2 and 3, with turn-around times between 16 and 48 hours. The same D3® Ultra DFATM antibody kit can also be used for direct specimen testing for those viruses with turn-around times in less than 90 minutes. In 2009, we introduced a new FDA cleared technology called D3® FastPointTM that detects eight viruses, with human metapnuemovirus added to the testing menu. D3® FastPointTM provides laboratories, in a direct specimen testing format, the ability to produce virus identification in less than 25 minutes from specimen receipt.

In 2014, we began commercializing our Lyra Adenovirus Assay, a real-time PCR test for the qualitative detection of human adenovirus (HAdV) viral DNA, and our Lyra Parainfluenza Assay, a real-time PCR test for the qualitative detection and identification of Parainfluenza virus infections for types 1, 2 or 3 viral RNA.

General Virology. We provide a wide variety of traditional cell lines, specimen collection devices, media and controls for use in laboratories that culture and test for normal human viruses. We provide cell-based products under the FreshCellsTM brand in multiple different formats, including tubes, shell vials and multi-well plates.

Herpes and Herpes Family. Our proprietary engineered cell culture system, ELVIS® HSV, is an FDA cleared and highly sensitive system for the isolation and detection of Herpes Simplex Virus (“HSV”) types 1 and 2. Herpes is a widespread sexually transmitted infection with an HSV 2 prevalence rate of 16% of the population according to the Centers for Disease Control (“CDC”). We also provide a multiplex cell culture solution using a propriety cell platform called H&V-Mix TM that is used to isolate HSV, Varicella-Zoster Virus (“VZV”) and Cytomegalovirus, all in the herpes family of viruses. Antibody detection and identification of each of these viruses can be performed with FDA cleared antibody products provided under the D3® DFA brand. During 2014, we also began commercializing our Lyra™ Direct HSV 1+2/VZV assay and AmpliVue HSV 1+2 for the differentiation and detection of herpes simplex viruses 1 and 2 (HSV 1+2) and Varicella-Zoster Virus in active lesions within the United States.

Clostridium difficile (C. diff). Our Quidel Molecular Direct C. diff assay is approved for use with the Life Technologies QuantStudio™ Dx and 7500 Fast Dx Applied Biosystems Real-Time PCR Instruments. We also sell our C. diff assay as part of our expanding AmpliVue® product line. C. diff is a life threatening bacterial infection, especially for the elderly and patients on a prolonged antibiotic regimen. Currently more than 500,000 cases of C. diff infections are diagnosed each year in the U.S.

POC Women’s Health

Pregnancy. Our Sofia® hCG fluorescent immunoassay and our QuickVue® pregnancy tests are used for the qualitative detection of hCG in serum or urine for the early detection of pregnancy. The early detection of pregnancy enables the physician and patient to institute proper care, helping to promote the health of both the woman and the developing embryo.

Graves Disease. Our FDA cleared bioassay called Thyretain® is used for the differential diagnosis of an autoimmune disease called Graves Disease. Graves Disease is caused by antibodies that stimulate the thyroid hormone receptors to create a hyperthyroid condition causing symptoms that include heart palpitations, unexplained weight loss, anxiety, depression and fatigue. Graves Disease is considered the most common autoimmune disorder in the U.S. according to an article published in the New England Journal of Medicine and it predominantly affects women. Thyretain® is sold to reference laboratories and select acute care hospitals and has been successfully deployed on automated testing platforms.

Chlamydia. Our QuickVue® Chlamydia test is a lateral flow immunoassay for the rapid, qualitative detection of Chlamydia trachomatis from endocervical swab and cytology brush specimens. The test is intended for use as an aid in the presumptive diagnosis of Chlamydia. Chlamydia trachomatis is responsible for the most widespread sexually transmitted disease in the U.S. Over one-half of infected women do not have symptoms and, if left untreated, Chlamydia trachomatis can cause sterility.

Bone Health. Osteoporosis is a systemic skeletal disease characterized by low bone mass and deterioration of the micro-architecture of bone tissue, with a consequent increase in bone fragility and susceptibility to fractures. The risk for fracture increases exponentially with age. A key set of parameters in the monitoring of osteoporosis, both before and after therapy, are biochemical markers of bone metabolism. As a leader in the field of bone markers, we produce both clinical and research products for the assessment of osteoporosis and the evaluation of bone resorption/formation, which, including our metabolic bone markers, are used by physicians to monitor the effectiveness of therapy in pharmaceutical and related research.

Gastrointestinal Diseases

Immunoassay fecal occult blood. Our QuickVue® test is a rapid, fecal immunochemical test (“FIT”) intended to detect the presence of blood in stool specimens. Blood in the stool is an indication of a number of gastrointestinal disorders, including colorectal cancer. We launched our first FIT test in late December 2005.

Enterovirus. Enteroviruses reproduce initially in the gastrointestinal tract before spreading to other organs such as the nervous system, heart and skin. Enteroviruses can also infect the respiratory tract.

Enteroviruses such as Coxsackievirus A16 are referred to as Hand Foot and Mouth disease and commonly affect infants and children. Our indirect fluorescent antibody (“IFA”) products sold under the name Super E-MixTM and D3 IFA Enterovirus kit are used by reference laboratories and acute care hospitals.

Helicobacter pylori (“H. pylori”). H. pylori is the bacterium associated with approximately 80% of patients diagnosed with peptic ulcers in the U.S. H. pylori is implicated in chronic gastritis and is recognized by the World Health Organization as a Class 1 carcinogen that may increase a person’s risk of developing stomach cancer. Our rapid test is a serological test that measures antibodies circulating in the blood caused by the immune response to the H. pylori bacterium.

Bone Health, Autoimmune Disease and Oncology

Our Specialty Products Group (“SPG”) business develops diagnostic and research products in the fields of oncology, bone health and autoimmune disease. Assays are developed on a microwell platform and are currently marketed to clinicians and researchers. SPG is strategically focused on identifying and demonstrating clinical utility around these markers in a variety of disease states. In the area of autoimmune disease, we have developed Enzyme Linked Immunosorbent Assay (“ELISA”) based assays and reagents for the detection of activation products from the three main complement pathways. We currently sell these products both directly and through select distributors throughout the world under the Quidel® and MicroVue™ brands. During the fourth quarter of 2013, we completed the relocation of our SPG manufacturing and research and development operations previously based in Santa Clara, California to our Athens, Ohio facility. Our SPG revenues, income and assets are less than 10% of our overall operations.

Corporate Information

We are incorporated in the State of Delaware. Our executive offices are located at 12544 High Bluff Drive, Suite 200, San Diego, California 92130, our telephone number is (858) 552-1100, and our website is www.quidel.com. Our website, and the information contained therein, is not a part of this prospectus supplement.

THE OFFERING

The following summary is provided solely for your convenience and is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. In this section, references to “Quidel,” “we,” “us” or “our” refer to Quidel Corporation and not to any of its subsidiaries.

Issuer	Quidel Corporation, a Delaware corporation.

Securities Offered	$150,000,000 aggregate principal amount of % Convertible Senior Notes due 2020 (plus up to an additional $22,500,000 principal amount at the underwriters’ option, solely to cover over-allotments).

Maturity	December 15, 2020, unless earlier purchased or converted.

Interest	% per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2015. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of the Notes—Events of Default.”

Ranking	The notes will be our senior unsecured obligations and will be:

•	senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the notes;

•	equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated;

•	effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries.

We are party to a senior credit facility pursuant to which we may borrow up to $140.0 million. As of the date of this prospectus supplement, we do not have any outstanding indebtedness under the senior credit facility. The senior credit facility is secured by all of our assets and the assets of our subsidiaries that are guarantors of our obligations under the senior credit facility, including our and their intellectual property.

No Redemption	We may not redeem the notes prior to maturity and no sinking fund will be provided for the notes.

Conversion	Holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately preceding September 15, 2020 only under the following circumstances:

•	during any calendar quarter commencing after the calendar quarter ending on March 31, 2015 (and only during such calendar quarter), if the closing sale price of our common stock, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the conversion price of the notes in effect on each applicable trading day;

•	during the five consecutive business day period following any five consecutive trading day period in which the trading price per $1,000 principal amount of the notes for each such trading day is less than 98% of the closing sale price of our common stock on such date multiplied by the then-current conversion rate; or

•	upon the occurrence of specified corporate events described under “Description of the Notes—Conversion of Notes—Conversion upon Specified Corporate Transactions.”

On or after September 15, 2020 until the close of business on the second scheduled trading day immediately preceding the stated maturity date, holders may surrender their notes for conversion regardless of the foregoing circumstances.

The initial conversion rate for the notes will be shares of our common stock for each $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $ per share of our common stock). Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation in solely cash or a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated for each trading day in a 25 trading day conversion period (as described herein). See “Description of the Notes—Conversion of Notes—Settlement upon Conversion.”

Holders will not receive any additional cash payment or additional shares of our common stock representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the consideration delivered to you upon conversion of a note. As a result, accrued and unpaid interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

The conversion rate for the notes is subject to adjustment as described under “Description of the Notes—Conversion of Notes—Conversion Rate Adjustments” and “—Adjustment to Conversion Rate upon Conversion in Connection with a Make-Whole Fundamental Change.”

Purchase of Notes at Your Option upon a Fundamental Change	Holders may require us to purchase for cash all or any portion of their notes upon the occurrence of a fundamental change at the fundamental change purchase price equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date. For the definition of “fundamental change” and related information, see “Description of the Notes—Purchase of Notes at Your Option upon a Fundamental Change.”

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting estimated expenses payable by us and the underwriters’ discount, will be approximately $ (or approximately $ million if the underwriters exercise their over-allotment option in full).

We intend to use the net proceeds from this offering for working capital and other general corporate purposes, which may include acquisitions of products, technologies or businesses, and opportunistic repurchases of shares of our common stock. See “Use of Proceeds.”

Form and denomination	The notes will be issued only in denominations of $1,000 and in integral multiples of $1,000.

Trading	We do not intend to apply to list the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. Our common stock is listed on The NASDAQ Global Select Market under the ticker symbol “QDEL.”

Risk Factors	See the information under the caption “Risk Factors” in this prospectus supplement and the other information contained or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in the notes.

Certain U.S. Federal Income Tax Considerations	See “Certain U.S. Federal Income Tax Considerations.” You should consult your tax advisor with respect to the United States federal income tax consequences of owning the notes and any common stock into which the notes may be converted in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Governing Law	The notes and the indenture will be governed by the laws of the State of New York.

Trustee, Paying Agent and Conversion Agent	The Bank of New York Mellon Trust Company, N.A.

Global Securities; Book-Entry Form	The notes will be issued in book-entry form and will be represented by one or more global securities deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial information as of and for each of the three years in the period ended December 31, 2013 is derived from our audited consolidated financial statements. The summary consolidated financial information as of and for the nine months ended September 30, 2014 and 2013 is derived from our unaudited consolidated financial statements. Operating results for the nine months ended September 30, 2014 are not necessarily indicative of results that may be expected for the full fiscal year. Each of our fiscal quarters ends on the Sunday closest to the end of the calendar quarter. For ease of reference, the calendar quarter end dates are used herein.

The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, related notes and other financial information included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2014 and our Annual Report on Form 10-K for the year ended December 31, 2013, each of which is incorporated herein by reference. See “Where You Can Find Additional Information.”

Consolidated Statements of Operations

	Nine Months Ended
	September 30,		Year ended December 31,
	2014	2013(1)(2)	2013(1)(2)	2012(2)	2011(2)
	(unaudited)
	(in thousands, except per share data)
Total revenues	$119,018	$125,240	$175,410	$155,741	$158,603
Costs and expenses
Cost of sales (excludes amortization of intangible assets)(3)	52,917	48,297	66,976	61,285	62,865
Research and development	28,714	22,896	34,186	27,716	26,325
Sales and marketing	30,380	24,162	33,829	30,319	25,751
General and administrative	18,949	18,828	25,581	19,800	21,989
Amortization of intangible assets from acquired businesses and technology	6,623	5,957	8,171	6,935	7,124
Impairment loss	3,558	—	—	—	—
Facility restructuring	—	493	1,825	—	—

Total costs and expenses	141,141	120,633	170,568	146,055	144,054

Operating income (loss)	(22,123)	4,607	4,842	9,686	14,549
Other (expense) income
Interest income	7	15	15	41	203
Interest expense	(1,036)	(1,072)	(1,454)	(2,086)	(2,892)
Other income (expense)	74	(27)	31	(30)	(376)

Total other expense	(955)	(1,084)	(1,408)	(2,075)	(3,065)

Income (loss) before (benefit) provision for taxes	(23,078)	3,523	3,434	7,611	11,484
(Benefit) provision for income taxes	(8,891)	(2,728)	(3,956)	2,618	3,851

Net income (loss)	$(14,187)	$6,251	$7,390	$4,993	$7,633

Basic earnings (loss) per share	$(0.41)	$0.18	$0.22	$0.15	$0.23
Diluted earnings (loss) per share	$(0.41)	$0.18	$0.21	$0.15	$0.23
Shares used in basic per share calculation	34,340	33,774	33,836	33,068	32,903
Shares used in diluted per share calculation	34,340	34,834	34,947	33,702	33,320

Consolidated Balance Sheet Data

	At September 30,		At December 31,
	2014	2013	2013	2012	2011
	(in thousands)
Cash, cash equivalents and marketable securities	$17,365	$10,248	$8,388	$14,856	$61,332
Working capital	$58,599	$49,350	$54,610	$52,271	$71,452
Total assets	$267,737	$265,520	$271,485	$242,099	$278,894
Long-term debt and lease obligations	$4,750	$5,242	$5,126	$10,567	$47,947
Stockholders’ equity	$217,374	$217,661	$223,779	$199,780	$185,386
Shares of common stock outstanding	34,404	33,950	34,073	33,451	33,276

(1)	Includes the results of operations of BioHelix and AnDiaTec from dates of acquisition, May 6, 2013 and August 26, 2013, respectively.
(2)	Includes reclassification from general and administrative to interest expense of $509 for the nine months ended September 30, 2013, $677 for 2013, $840 for 2012, and $809 for 2011 to conform to current year presentation.
(3)	Excludes amortization of intangible assets of $6,079, $5,753 and $6,667 for the years ended December 31, 2013, 2012 and 2011, respectively, and $4,713 and $4,496 for the nine months ended September 30, 2014 and 2013, respectively.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Nine Months Ended September 30, 2014		Year Ended December 31,
			2013	2012	2011	2010		2009
Ratio(1)	—	(2)	2.56x	3.76x	4.29x	—	(2)	32.42x

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income, including distributions received from equity investments, before income taxes, interest expensed, interest amortized to cost of sales and income attributable to minority interests. Fixed charges consist of interest incurred, whether expensed or capitalized, including amortization of debt issuance costs, if applicable, and the portion of rent expense deemed to represent interest.
(2)	For the nine months ended September 30, 2014 and the year ended December 31, 2010, our earnings were insufficient to cover fixed charges; the amount of additional earnings needed to cover fixed charges for such period was $23,078,000 and $17,420,000, respectively.

RISK FACTORS

An investment in the notes involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. You should carefully consider the following risk factors, together with all of the other information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. See “Special Note Regarding Forward-Looking Statements.” If any of the risks discussed below actually occur, our business, financial condition, operating results or prospects could be materially adversely affected. This could cause the value of the notes to decline, and you may lose all or part of your investment. Please note that additional risks not presently foreseen by us or that we currently deem immaterial may also impair our business and operations.

Risks Related to Our Business

Our operating results may fluctuate adversely as a result of many factors that are outside our control, which may negatively impact our stock price; in addition, such fluctuations may necessitate us to take a valuation allowance against our deferred tax assets.

Fluctuations in our operating results, for any reason, could cause our growth or operating results to fall below the expectations of investors and securities analysts. We base the scope of our operations and related expenses on our estimates of future revenues. A significant portion of our operating expenses are fixed, and we may not be able to rapidly adjust our expenses if our revenues fall short of our expectations. Our revenue estimates for future periods are based, among other factors, on estimated end-user demand for our products. If end-user consumption is less than estimated, revenues from our distribution partners and other distribution channels would be expected to fall short of expectations, and because such a significant portion of our costs are fixed, could result in operating losses.

Factors that are beyond our control and that could affect our operating results in the future include:

•	seasonal fluctuations in our sales of infectious disease tests, which are generally highest in fall and winter, thus resulting in generally lower operating results in the second and third calendar quarters and higher operating results in the first and fourth calendar quarters;

•	timing of the onset, length and severity of the cold and flu seasons;

•	government and media attention focused on influenza and the related potential impact on humans from novel influenza viruses, such as H1N1 and avian flu;

•	changes in the level of competition, such as would occur if one of our competitors introduced a new, better performing or lower priced product to compete with one of our products;

•	changes in the reimbursement systems or reimbursement amounts that end-users rely upon in choosing to use our products;

•	changes in economic conditions in our domestic and international markets, such as economic downturns, decreased healthcare spending, reduced consumer demand, inflation and currency fluctuations; changes in government laws and regulations affecting our business;

•	lower than anticipated market penetration of our new or more recently introduced products;

•	significant quantities of our product or that of our competitors in our distributors’ inventories or distribution channels;

•	changes in distributor buying patterns; and

•	changes in the health care market including consolidation in our customer base.

Our operating results in the future could also fluctuate if we are required to record a valuation allowance against our deferred tax assets (“DTAs”) or subsequently determine such allowance is no longer necessary. Our net deferred tax asset balance as of September 30, 2014 was approximately $11.3 million. Our DTAs consist primarily of net operating loss carryforwards, tax credit carryforwards and deductible temporary differences. ASC 740 requires that companies assess whether a valuation allowance should be recorded against their DTAs based on the consideration of all available evidence, using a “more likely than not” realization standard. In accordance with ASC 740, we evaluate our DTAs each reporting period, including an assessment of our cumulative income or loss over the prior three-year period and future periods, to determine if a valuation allowance is required. A possible significant negative factor in our assessment whether a valuation allowance should be recorded against our DTAs for the year ending December 31, 2014 is that if we have a significant loss this fiscal year, we could have a three-year historical cumulative loss as of the end of the fiscal year. If, based on available information, we determine in any reporting period that it is more likely than not that some portion, or all, of our DTAs will not be realized, then a valuation allowance against the DTAs must be established with a corresponding charge in that reporting period to income tax expense in the statement of operations. If a valuation allowance is required to be established for the year ending December 31, 2014, the related charge could be for the full amount of our net deferred tax asset balance, which is expected to be lower than the balance at September 30, 2014. There can be no assurance that we will not have to take such a charge with respect to our DTAs. If we are required to take such a charge to our DTAs, the valuation allowance will not impact our ability to utilize these DTAs in the future, and to the extent that we subsequently determine that all or a portion of the valuation allowance is no longer necessary, we will recognize an income tax benefit in the reporting period in which such determination is made in connection with the reversal of the valuation allowance. Analysis of our ability to realize our DTAs requires us to apply significant judgment and is inherently subjective because our future results cannot be predicted with certainty. Any charge against our DTAs, or any subsequent reversal of all or a portion of the related valuation allowance, could have a significant impact on our reported results of operations.

To remain competitive, we must continue to develop, obtain and protect our proprietary technology rights; otherwise, we may lose market share or need to reduce prices as a result of competitors selling technologically superior products that compete with our products.

Our ability to compete successfully in the diagnostic market depends on continued development and introduction of new proprietary technology and the improvement of existing technology. If we cannot continue to improve upon or develop, obtain and protect proprietary technology, our operating results could be adversely affected.

Our competitive position is heavily dependent on obtaining and protecting our own proprietary technology or obtaining licenses from others. Our ability to obtain patents and licenses, and their benefits, is uncertain.

•	We have issued patents both in the U.S. and internationally, with expiration dates ranging from the present through approximately 2030. In addition to our patents in the U.S., we have patents issued in various other countries including, among others, Australia, Canada, Japan and various European countries, including France, Germany, Italy, Spain and the United Kingdom. Additionally, we have patent applications pending in the U.S. and various foreign jurisdictions. These pending patent applications may not result in the issuance of any patents, or if issued, may not have priority over others’ applications or may not offer meaningful protection against competitors with similar technology or may not otherwise provide commercial value. Moreover, any patents issued to us may be challenged, invalidated, found unenforceable or circumvented in the future. Third parties can make, use and sell products covered by our patents in any country in which we do not have patent protection.

•	We also license the right to use our products to our customers under label licenses that are for research purposes only. These licenses could be contested and, because we cannot monitor all potential unauthorized uses of our products around the world, we might not be aware of an unauthorized use or might not be able to enforce the license restrictions in a cost-effective manner.

•	Our current and future licenses may not be adequate for the operation of our business. In the future, we expect that we will require or desire additional licenses from other parties in order to refine our products further and to allow us to develop, manufacture and market commercially viable or superior products. We may not be able to obtain licenses for technology patented by others and required to produce our products on commercially reasonable terms, if at all.

To protect or enforce our patent rights, it may be necessary for us to initiate patent litigation proceedings against third parties, such as infringement suits or interference proceedings. These lawsuits would be expensive, take significant time and would divert management’s attention from other business concerns. In the event that we seek to enforce any of our patents against an infringing party, it is likely that the party defending the claim will seek to invalidate the patents we assert, which could put our patents at risk of being invalidated, held unenforceable, or interpreted narrowly, and our patent applications at risk of not being issued. Further, these lawsuits may provoke the defendants to assert claims against us. If we pursue any such claim, we cannot assure you that we will prevail in any of such suits or proceedings or that the damages or other remedies awarded to us, if any, will be economically valuable.

In addition to our patents, we rely on confidentiality agreements and other similar arrangements with our employees and other persons who have access to our proprietary and confidential information, together with trade secrets and other common law rights, to protect our proprietary and confidential technology. These agreements and laws may not provide meaningful protection for our proprietary technology in the event of unauthorized use or disclosure of such information or in the event that our competitors independently develop technologies that are substantially equivalent or superior to ours. Moreover, the laws of some foreign jurisdictions may not protect intellectual property rights to the same extent as those in the U.S. In the event of unauthorized use or disclosure of such information, if we encounter difficulties or are otherwise unable to effectively protect our intellectual property rights domestically or in foreign jurisdictions, our business, operating results and financial condition could be materially and adversely affected.

In order to remain competitive and profitable, we must expend considerable resources to research new technologies and products and develop new markets, and there is no assurance our efforts to develop new technologies, products or markets will be successful or such technologies, products or markets will be commercially viable.

We devote a significant amount of financial and other resources to researching and developing new technologies, new products and new markets. The development, manufacture and sale of diagnostic products require a significant investment of resources. The development of new markets also requires a substantial investment of resources, such as new employees, offices and manufacturing facilities. No assurances can be given that our efforts to develop new technologies or products will be successful, that such technologies and products will be commercially viable, or our expansion into new markets will be profitable.

We expect to incur increased operating expenses as a result of our increased investment in sales and marketing activities, manufacturing scale-up and new product development associated with our efforts to accomplish our business strategies discussed in “Prospectus Supplement Summary—The Company-Business Strategy”. No assurance can be given that we will be successful in implementing our operational, growth and other strategic efforts. In addition, the funds for our strategic development projects have in the past come primarily from our business operations and a working capital line of credit. If our business slows and we become less profitable, and as a result have less money available to fund research and development, we may have to reduce or eliminate programs. Similarly, if adequate financial, personnel, equipment or other resources are not available, we may be required to delay or scale back our strategic efforts.

Our operations will be adversely affected if our operating results do not correspondingly increase with our increased expenditures or if our technology, product and market development efforts are unsuccessful or delayed. Furthermore, our failure to successfully introduce new technologies or products and develop new markets could have a material adverse effect on our business and prospects.

We rely on a limited number of key distributors that account for a substantial majority of our total revenue. The loss of any key distributor or an unsuccessful effort by us to directly distribute our products could lead to reduced sales.

Although we have many distributor relationships in the U.S., the market is dominated by a small number of these distributors. Four of our distributors, which are considered to be among the market leaders, collectively accounted for approximately 43%, 42%, and 40% of our total revenue for the years ended December 31, 2013, 2012 and 2011, respectively. We had sales to two distributors for whom sales exceeded 10% of total revenue for the year ended December 31, 2013. In addition, we rely on a few key distributors for a majority of our international sales, and expect to continue to do so for the foreseeable future. The loss or termination of our relationship with any of these key distributors could significantly disrupt our business unless suitable alternatives were timely found or lost sales to one distributor are absorbed by another distributor. Finding a suitable alternative to a lost or terminated distributor may pose challenges in our industry’s competitive environment, and another suitable distributor may not be found on satisfactory terms, if at all. For instance, some distributors already have exclusive arrangements with our competitors, and others do not have the same level of penetration into our target markets as our existing distributors. If total revenue from these or any of our other significant distributors were to decrease in any material amount in the future or we are not successful in timely transitioning business to new distributors, our business, operating results and financial condition could be materially and adversely affected.

Our operating results are heavily dependent on sales of our influenza diagnostic tests.

Although we continue to diversify our products, a significant percentage of our total revenues still continue to come from a limited number of our product families. In particular, revenues from the sale of our influenza tests represent a significant portion of our total revenues and are expected to remain so in at least the near future. In addition, the gross margins derived from sales of our influenza tests are significantly higher than the gross margins from our other core products. As a result, if sales or revenues of our influenza tests decline for any reason whether as a result of market share loss or price pressure, obsolescence, a mild flu season, regulatory matters or any other reason our operating results would be materially and adversely affected on a disproportionate basis. For the years ended December 31, 2013, 2012 and 2011, sales of our infectious disease products (including influenza test sales) accounted for 73%, 71%, and 71% respectively, of total revenue.

If we are not able to manage our growth strategy or if we experience difficulties identifying or integrating companies or technologies we may acquire, our operating results may be adversely affected.

Our business strategy contemplates further growth, which is likely to result in expanding the scope of operating and financial systems and the geographical area of our operations, including further expansion outside the U.S., as new products and technologies are developed and commercialized or new geographical markets are entered. Because we have a relatively small executive staff, acquisitions and other future growth may divert management’s attention from other aspects of our business, and place a strain on existing management and our operational, financial and management information systems. Furthermore, we may expand into markets in which we have less experience or incur higher costs.

Some of our growth is expected to come from acquisitions of businesses and technologies. However, we cannot be certain that we will be able to identify attractive acquisition targets, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. Additionally, we may experience difficulties integrating the operations of companies or technologies that we may acquire, with our own operations, and we may not realize our anticipated benefits and cost savings within our expected time frame, or at all. For example, we have recently completed three business acquisitions. In 2010, we acquired DHI and in 2013, we acquired BioHelix and AnDiaTec (collectively, the “recent acquisitions”). We expect to need to execute a number of tasks in a timely, efficient and successful manner in order to realize the benefits and cost savings of the recent acquisitions, including retaining and assimilating key personnel, managing the regulatory and reimbursement approval processes, intellectual property protection strategies and commercialization activities, creating uniform standards, controls, procedures, policies and information systems, including with respect to disclosure controls and procedures and internal control over financial reporting, and meeting the challenges inherent in efficiently managing an increased number of employees potentially in different geographic locations, including the need to implement appropriate systems, policies, benefits and compliance programs. The recent acquisitions or other acquisitions may subject us to other risks, including unanticipated costs and expenditures, changes in the business, currency risks, potential changes in relationships with strategic partners, potential contractual or intellectual property issues, fluctuations in quarterly results and financial condition as a result of timing of acquisitions and potential accounting charges and write-downs, and potential unknown liabilities associated with the strategic combination and the combined operations. We can give no assurance that we will be able to successfully identify, complete and integrate strategic acquisitions. Should we encounter difficulties in managing these tasks and risks, our growth strategy may suffer and our revenue and profitability could be adversely affected.

Intellectual property risks and third-party claims of infringement, misappropriation of proprietary rights or other claims against us could adversely affect our ability to market our products, require us to redesign our products or attempt to seek licenses from third parties, and materially adversely affect our operating results. In addition, the defense of such claims could result in significant costs and divert the attention of our management and other key employees.

Companies in or related to our industry often aggressively protect and pursue their intellectual property rights. There are often intellectual property risks associated with developing and producing new products and entering new markets, and we may not be able to obtain, at reasonable cost or upon commercially reasonable terms, if at all, licenses to intellectual property of others that is alleged to be part of such new or existing products. From time to time, we have received, and may continue to receive, notices that claim we have infringed upon, misappropriated or misused other parties’ proprietary rights.

We have hired and will continue to hire individuals or contractors who have experience in medical diagnostics and these individuals or contractors may have confidential trade secret or proprietary information of third parties. We cannot assure you that these individuals or contractors will not use this third-party information in connection with performing services for us or otherwise reveal this third-party information to us. Thus, we could be sued for misappropriation of proprietary information and trade secrets. Such claims are expensive to defend and could divert our attention and result in substantial damage awards and injunctions that could have a material adverse effect on our business, financial condition or results of operations. In addition, to the extent that individuals or contractors apply technical or scientific information independently developed by them to our projects, disputes may arise as to the proprietary rights to such data and may result in litigation.

Moreover, in the past we have been engaged in litigation with parties that claim, among other matters, that we infringed their patents. The defense and prosecution of patent and trade secret claims are both costly and time consuming. We or our customers may be sued by other parties that claim that our products have infringed their patents or misappropriated their proprietary rights or that may seek to invalidate one or more of our patents. An adverse determination in any of these types of disputes could prevent us from manufacturing or selling some of our products, limit or restrict the type of work that employees involved with such products may perform for us, increase our costs and expose us to significant liability.

As a general matter, our involvement in litigation or in any claims to determine proprietary rights, as may arise from time to time, could materially and adversely affect our business, financial condition and results of operations for reasons such as:

•	pending litigation may of itself cause our distributors or end-users to reduce or terminate purchases of our products;

•	it may consume a substantial portion of our managerial and financial resources;

•	its outcome would be uncertain and a court may find any third-party patent claims valid and infringed by our products (issuing a preliminary or permanent injunction) that would require us to procure costly licensing arrangements from third parties or withdraw or recall such products from the market, redesign such products offered for sale or under development or restrict employees from performing work in their areas of expertise;

•	governmental agencies may commence investigations or criminal proceedings against our employees, former employees and us relating to claims of misappropriation or misuse of another party’s proprietary rights;

•	an adverse outcome could subject us to significant liability in the form of past royalty payments, penalties, special and punitive damages, the opposing party’s attorney fees, and future royalty payments significantly affecting our future earnings; and

•	failure to obtain a necessary license (upon commercially reasonable terms, if at all) upon an adverse outcome could prevent us from selling our current products or other products we may develop.

Even if licenses to intellectual property rights are available, they can be costly. We have entered into various licensing agreements, which largely require payments based on specified product sales as well as the achievement of specific milestones. Royalty and license expenses under these arrangements collectively totaled $9.0 million, $9.4 million and $10.9 million for the years ended December 31, 2013, 2012 and 2011, respectively. We believe we will continue to incur substantial royalty and license expenses relating to future sales of our products and the achievement of specific milestones.

In addition to the foregoing, we may also be required to indemnify some customers, distributors and strategic partners under our agreements with such parties if a third party alleges or if a court finds that our products or activities have infringed upon, misappropriated or misused another person’s proprietary rights. Further, our products may contain technology provided to us by other parties such as contractors, suppliers or customers. We may have little or no ability to determine in advance whether such technology infringes the intellectual property rights of a third party. Our contractors, suppliers and licensors may not be required or financially able to indemnify us in the event that a claim of infringement is asserted against us, or they may be required to indemnify us only up to a maximum amount, above which we would be responsible for any further costs or damages.

Our senior credit facility imposes restrictions on our operations and activities, limits the amount we can borrow, and requires us to comply with various financial covenants.

On August 10, 2012, we entered into an amended and restated $140.0 million senior secured syndicated credit facility (the “Senior Credit Facility”), which matures on August 10, 2017. The agreement governing the Senior Credit Facility is subject to certain customary covenants, including among others: limitation on liens; limitation on mergers, consolidations and sales of assets; limitation on debt; limitation on dividends, stock redemptions and the redemption and/or prepayment of other debt; limitation on investments (including loans and advances) and acquisitions; limitation on transactions with affiliates; and limitation on disposition of assets. We are also subject to financial covenants which include a funded debt to adjusted earnings before interest, taxes, depreciation and amortization, and stock-based compensation (“adjusted EBITDA”) ratio (as defined in the Senior Credit Facility) and an interest coverage ratio. The Senior Credit Facility is secured by substantially all of our present and future assets and properties. If we fail to comply with these covenants, our Senior Credit Facility could become due and payable prior to maturity. As of September 30, 2014 we were in compliance with all financial covenants.

We may need to raise additional funds to finance our future capital or operating needs, which could have adverse consequences on our operations and the interests of our stockholders.

Seasonal fluctuations in our operating results could limit the cash we have available for research and development and other operating needs or cause us to fail to comply with financial covenants in the documents governing our indebtedness. As a result, we may not be able to draw on our Senior Credit Facility and we may need to seek to raise funds through public or private debt or sale of equity to achieve our business strategy or to avoid non-compliance with our financial covenants. In addition, we may need funds to complete acquisitions, or may issue equity in connection with acquisitions. If we raise funds or acquire other technologies or businesses through issuance of equity, this could dilute the interests of our stockholders. Moreover, the availability of additional capital, whether debt or equity from private capital sources (including banks) or the public capital markets, fluctuates as our financial condition and industry or market conditions in general change. There may be times when the private capital markets and the public debt or equity markets lack sufficient liquidity or when our securities cannot be sold at attractive prices, in which case we would not be able to access capital from these sources on favorable terms, if at all. We can give no assurance as to the terms or availability of additional capital.

Volatility and disruption to the global capital and credit markets may adversely affect our results of operations and financial condition, as well as our ability to access credit and the financial soundness of our customers and suppliers.

The global capital and credit markets have historically experienced a period of unprecedented turmoil and upheaval, characterized by the bankruptcy, failure, collapse or sale of various financial institutions and an unprecedented level of intervention from the U.S. federal government. If these conditions recur, it could adversely affect the demand for our products and services and, therefore, reduce purchases by our customers, which would negatively affect our results of operations and financial condition. In addition, interest rate fluctuations, financial market volatility or credit market disruptions may limit our access to capital, and may also negatively affect our customers’ and our suppliers’ ability to obtain credit to finance their businesses. As a result, our customers’ needs and ability to purchase our products or services may decrease, and our suppliers may increase their prices, reduce their output or change their terms of sale. If our customers’ or suppliers’ operating and financial performance deteriorates, or if they are unable to make scheduled payments or obtain credit, our customers may not be able to pay, or may delay payment of, accounts receivable owed to us, and our suppliers may restrict credit or impose different payment terms or reduce or terminate production of products they supply to us. Any inability of customers to pay us for our products and services, or any demands by suppliers for different payment terms, may adversely affect our operating results and financial condition. Additionally, both state and federal government sponsored and private payers, as a result of budget deficits or reductions, may seek to reduce their health care expenditures by renegotiating their contracts with us. Any reduction in payments by such government sponsored or private payers may adversely affect our earnings and cash flow. Declining economic conditions may also increase our costs.

We may not achieve market acceptance of our products among healthcare providers and physicians, and this would have a negative effect on future sales.

A large part of our business is based on the sale of rapid POC diagnostic tests that physicians and other healthcare providers can administer in their own facilities without sending samples to central laboratories. Clinical reference laboratories and hospital-based laboratories are significant competitors of ours in connection with these rapid POC diagnostic tests and provide a majority of the diagnostic tests used by physicians and other healthcare providers. Our future sales depend on, among other matters, capture of sales from these laboratories by achieving market acceptance of POC testing from physicians and other healthcare providers. If we do not capture sales at the levels anticipated in our budget, our total revenue will not be at the levels that we expect and the costs we incur or have incurred will be disproportionate to our sales levels. We expect that clinical reference and hospital-based laboratories will continue to compete vigorously against our POC diagnostic products in order to maintain and expand their existing dominance of the overall diagnostic testing market. Moreover, even if we can demonstrate that our products are more cost-effective, save time, or have better performance, physicians and other healthcare providers may resist changing to POC tests. We also believe that adoption of some of our products may be faster if the products are granted a CLIA waiver. On January 30, 2008, the FDA issued guidance setting forth new requirements for obtaining a CLIA waiver that are onerous and have increased the time and cost required to obtain a CLIA waiver. Our failure to achieve market acceptance from physicians and healthcare providers with respect to the use of our POC diagnostic products would have a negative effect on our future sales.

The industry and market segment in which we operate are highly competitive, and intense competition with other providers of diagnostic products may reduce our sales and margins.

Our diagnostic tests compete with similar products made by our competitors. There are a large number of multinational and regional competitors making investments in competing technologies and products, including several large pharmaceutical and diversified healthcare companies. We also face competition from our distributors as some have created, and others may decide to create, their own products to compete with ours. A number of our competitors have a potential competitive advantage because they have substantially greater financial, technical, research and other resources, and larger, more established marketing, sales, distribution and service organizations than we have. Moreover, some competitors offer broader product lines and have greater name recognition than we have. If our competitors’ products are more effective than ours or take market share from our products through more effective marketing or competitive pricing, our operating results could be materially and adversely affected.

In addition, there has been a trend toward industry consolidation in our markets over the last few years. We may not be able to compete successfully in an increasingly consolidated industry. We expect this trend toward industry consolidation may continue as companies attempt to strengthen or hold their market positions in an evolving industry and as companies are acquired or are unable to continue operations.

Our business and products are highly regulated by various governmental agencies. Our results of operations would be negatively affected by failures or delays in the receipt of regulatory approvals or clearances, the loss of previously received approvals or other changes to the existing laws and regulations that adversely impact our ability to manufacture and market our products.

The testing, manufacture and sale of our products are subject to regulation by numerous governmental authorities in the U.S., principally the FDA and corresponding state and foreign regulatory agencies. The FDA regulates most of our products, which are currently all Class I or II devices. The U.S. Department of Agriculture regulates our veterinary products. Our future performance depends on, among other matters, if, when and at what cost we will receive regulatory approval for new products. Regulatory review can be a lengthy, expensive and uncertain process, making the timing and costs of clearances and approvals difficult to predict. In addition, certain of our foreign product registrations are owned or controlled by our international distribution partners, such that any change in our arrangement with such partners could result in the loss of or delay in transfer of any such product registrations, thereby interrupting our ability to sell our products in those markets. Our results of operations would be negatively affected by failures or delays in the receipt of regulatory approvals or clearances, the loss of previously received approvals or clearances or the placement of limits on the marketing and use of our products. For example, the FDA has recently proposed reclassifications of rapid influenza detection devices from Class I to Class II devices. If such reclassifications affected our ability to market one or more of our rapid influenza products, our total revenue may be negatively affected. Furthermore, in the ordinary course of business, we must frequently make subjective judgments with respect to compliance with applicable laws and regulations. If regulators subsequently disagree with the manner in which we have sought to comply with these regulations, we could be subjected to substantial civil and criminal penalties, as well as field corrective actions, product recall, seizure or injunction with respect to the sale of our products. The assessment of any civil and criminal penalties against us could severely impair our reputation within the industry and affect our operating results, and any limitation on our ability to manufacture and market our products could also have a material adverse effect on our business.

Changes in government policy could adversely affect our business and profitability.

Changes in government policy could have a significant impact on our business by increasing the cost of doing business, affecting our ability to sell our products and negatively impacting our profitability. Such changes could include modifications to existing legislation, such as U.S. tax policy, or entirely new legislation, such as the Affordable Healthcare Act in the U.S. Although we cannot fully predict the many ways that health care reform might affect our business, the law imposes a 2.3% medical device excise tax on certain transactions, including many U.S. sales of medical devices, which will include the majority of our US product sales. This tax took effect January 1, 2013. For the year ended December 31, 2013, we incurred $1.8 million related to the new medical device tax. It is unclear whether and to what extent, if at all, other anticipated developments resulting from health care reform, such as an increase in the number of people with health insurance, may provide us additional revenue to offset this increased tax. If additional revenue does not materialize, or if our efforts to offset the excise tax through spending cuts or other actions are unsuccessful, the increased tax burden will adversely affect our financial performance.

We are subject to numerous government regulations in addition to FDA regulation, and compliance with laws, including changed or new laws, could increase our costs and adversely affect our operations.

In addition to FDA and other regulations referred to above, numerous laws relating to such matters as safe working conditions, manufacturing practices, data privacy, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances impact our business operations. If these laws or their interpretation change or new laws regulating any of our businesses are adopted, the costs of compliance with these laws could substantially increase our overall costs. Failure to comply with any laws, including laws regulating the manufacture and marketing of our products, could result in substantial costs and loss of sales or customers. Because of the number and extent of the laws and regulations affecting our industry, and the number of governmental agencies whose actions could affect our operations, it is impossible to reliably predict the full nature and impact of future legislation or regulatory developments relating to our industry and our products. To the extent the costs and procedures associated with meeting new or changing requirements are substantial, our business, results of operations and financial condition could be adversely affected.

We use hazardous materials in our business that may result in unexpected and substantial claims against us relating to handling, storage or disposal.

Our research and development and manufacturing activities involve the controlled use of hazardous materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of hazardous materials. These regulations include federal statutes commonly known as CERCLA, RCRA and the Clean Water Act. Compliance with these laws and regulations is already expensive. If any governmental authorities were to impose new environmental regulations requiring compliance in addition to that required by existing regulations, or alter their interpretation of the requirements of such regulations, such environmental regulations could impair our research, development or production efforts by imposing additional, and possibly substantial, costs, restrictions or compliance procedures on our business. In addition, because of the nature of the penalties provided for in some of these environmental regulations, we could be required to pay sizeable fines, penalties or damages in the event of noncompliance with environmental laws. Any environmental violation or remediation requirement could also partially or completely shut down our research and manufacturing facilities and operations, which would have a material adverse effect on our business. The risk of accidental contamination or injury from these hazardous materials cannot be completely eliminated and exposure of individuals to these materials could result in substantial fines, penalties or damages that are not covered by insurance.

Our total revenue could be affected by third-party reimbursement policies and potential cost constraints.

The end-users of our products are primarily physicians and other healthcare providers. In the U.S., healthcare providers such as hospitals and physicians who purchase diagnostic products generally rely on third-party payers, principally private health insurance plans, federal Medicare and state Medicaid, to reimburse all or part of the cost of the procedure. Use of our products would be adversely impacted if physicians and other health care providers do not receive adequate reimbursement for the cost of our products by their patients’ third-party payers. Our total revenue could also be adversely affected by changes or trends in reimbursement policies of these governmental or private healthcare payers. We believe that the overall escalating cost of medical products and services has led to, and will continue to lead to, increased pressures on the healthcare industry, both foreign and domestic, to reduce the cost of products and services. Given the efforts to control and reduce healthcare costs in the U.S. in recent years, currently available levels of reimbursement may not continue to be available in the future for our existing products or products under development. Third-party reimbursement and coverage may not be available or adequate in either the U.S. or foreign markets, current reimbursement amounts may be decreased in the future and future legislation, regulation or reimbursement policies of third-party payers may reduce the demand for our products or adversely impact our ability to sell our products on a profitable basis.

Unexpected increases in, or inability to meet, demand for our products could require us to spend considerable resources to meet the demand or harm our reputation and customer relationships if we are unable to meet demand.

Our inability to meet customer demand for our products, whether as a result of manufacturing problems or supply shortfalls, could harm our customer relationships and impair our reputation within the industry. In addition, our product manufacturing of certain product lines is concentrated in one or more of our manufacturing sites. Weather, natural disasters (including pandemics), terrorism, political change, failure to follow specific internal protocols and procedures, equipment malfunction, environmental factors or damage to one or more of our facilities could adversely affect our ability to manufacture our products. This, in turn, could have a material adverse effect on our business.

If we experience unexpected increases in the demand for our products, we may be required to expend additional capital resources to meet these demands. These capital resources could involve the cost of new machinery or even the cost of new manufacturing facilities. This would increase our capital costs, which could adversely affect our earnings and cash resources. If we are unable to develop or obtain necessary manufacturing capabilities in a timely manner, our total revenue could be adversely affected. Failure to cost-effectively increase production volumes, if required, or lower than anticipated yields or production problems, including those encountered as a result of changes that we may make in our manufacturing processes to meet increased demand or changes in applicable laws and regulations, could result in shipment delays as well as increased manufacturing costs, which could also have a material adverse effect on our business, operating results and financial condition.

Unexpected increases in demand for our products could also require us to obtain additional raw materials in order to manufacture products to meet the demand. Some raw materials require significant ordering lead time and we may not be able to timely access sufficient raw materials in the event of an unexpected increase in demand, particularly those obtained from a sole supplier or a limited group of suppliers.

Interruptions in the supply of raw materials and components could adversely affect our operations and financial results.

Some of our raw materials and components are currently obtained from a sole supplier or a limited group of suppliers. We have long-term supply agreements with many of these suppliers, but these long-term agreements involve risks for us, such as our potential inability to obtain an adequate supply of quality raw materials and components and our reduced control over pricing, quality and timely delivery. It is also possible that one or more of these suppliers may become unwilling or unable to deliver materials or components to us. In addition, due to regulatory requirements relating to the qualification of suppliers, we may not be able to establish additional or replacement sources on a timely basis or without excessive cost. Any shortfall in our supply of raw materials and components, and our inability to quickly and cost-effectively obtain alternative sources for this supply, could have a material adverse effect on our business and operating results.

In addition, we use third party packaging companies to ship our products to customers. An interruption in the businesses of these third party packaging companies could result in a delay of shipments to customers.

If one or more of our products is claimed to be defective, we could be subject to claims of liability and harm to our reputation that could adversely affect our business.

A claim of a defect in the design or manufacture of our products could have a material adverse effect on our reputation in the industry and subject us to claims of liability for injuries and otherwise. Any substantial underinsured loss resulting from such a claim would have a material adverse effect on our operating results and the damage to our reputation or product lines in the industry could have a material adverse effect on our business.

We are exposed to business risk which, if not covered by insurance, could have an adverse effect on our results of operations.

We face a number of business risks, including exposure to product liability claims. Although we maintain insurance for a number of these risks, we may face claims for types of damages, or for amounts of damages, that are not covered by our insurance. For example, although we currently carry product liability insurance for liability losses, there is a risk that product liability or other claims may exceed the amount of our insurance coverage or may be excluded from coverage under the terms of our policy. Also, our existing insurance may not be renewed at the same cost and level of coverage as currently in effect, or may not be renewed at all. Further, we do not currently have insurance against many environmental risks we confront in our business. If we are held liable for a claim against which we are not insured or for damages exceeding the limits of our insurance coverage, whether arising out of product liability matters or from some other matter, that claim could have a material adverse effect on our results of operations.

We manage our businesses utilizing complex computer systems that require regular maintenance and upgrades; an interruption to these systems could disrupt our business or force us to expend excessive costs.

We utilize complex computer systems, including enterprise resource planning and warehouse management systems, to support our business units. Regular upgrades of our computer hardware and software revisions are necessary. We cannot assure that our systems will meet our future business needs or that upgrades will operate as designed. We cannot assure that there will not be associated excessive costs or disruptions in portions of our business in the course of our maintenance, support and/or upgrade of these systems. In particular, any disruptions, delays or deficiencies in the implementation of our new enterprise resource planning system could adversely affect our ability to process orders, ship products, provide services and customer support, send invoices and track payments, fulfill contractual obligations or otherwise operate our business.

Our business could be negatively affected by the loss of or the inability to hire key personnel.

Our future success depends in part on our ability to retain our key technical, sales, marketing and executive personnel and our ability to identify and hire additional qualified personnel. Competition for these personnel is intense, both in the industry in which we operate and where our operations are located. Further, we expect to grow our operations, and our needs for additional management and other key personnel are expected to increase. If we are not able to retain existing key personnel, or timely identify and hire replacement or additional qualified personnel to meet expected growth, our business could be adversely impacted.

We face risks relating to our international sales, including inherent economic, political and regulatory risks, which could impact our financial performance, cause interruptions in our current business operations and impede our growth strategy.

Our products are sold internationally, with the majority of our international sales to our customers in Europe and Asia-Pacific. We currently sell and market our products through distributor organizations and sales agents. Sales to foreign customers accounted for 13%, 14%, and 14% of our total revenue for the years ended December 31, 2013, 2012 and 2011, respectively. Our international sales are subject to inherent economic, political and regulatory risks, which could impact our financial performance, cause interruptions in our current business operations and impede our international growth. These foreign risks include, among others:

•	compliance with multiple different registration requirements and new and changing registration requirements, our inability to benefit from registration for our products inasmuch as registrations may be controlled by a distributor, and the difficulty in transitioning our product registrations;

•	compliance with complex foreign and U.S. laws and regulations that apply to our international operations, including U.S. laws such as import/export limitations, the Foreign Corrupt Practices Act, and local laws prohibiting corrupt payments to governmental officials, could expose us or our employees to fines and criminal sanctions and damage our reputation;

•	tariffs or other barriers as we continue to expand into new countries and geographic regions;

•	exposure to currency exchange fluctuations against the U.S. dollar;

•	longer payment cycles, generally lower average selling prices and greater difficulty in accounts receivable collection;

•	reduced, or lack of, protection for, and enforcement of, intellectual property rights;

•	political and economic instability in some of the regions where we currently sell our products or that we may expand into in the future;

•	potentially adverse tax consequences; and

•	diversion to the U.S. of our products sold into international markets at lower prices.

Currently, the majority of our international sales are negotiated for and paid in U.S. dollars. Nonetheless, these sales are subject to currency risks, since changes in the values of foreign currencies relative to the value of the U.S. dollar can render our products comparatively more expensive. These exchange rate fluctuations could negatively impact international sales of our products, as could changes in the general economic conditions in those markets. In order to maintain a competitive price for our products internationally, we may have to continue to provide discounts or otherwise effectively reduce our prices, resulting in a lower margin on products sold internationally. Continued change in the values of the Euro, the Japanese Yen and other foreign currencies could have a negative impact on our business, financial condition and results of operations.

In addition, we have certain supply agreements with foreign vendors whereby we share the foreign currency exchange fluctuation risk. We may, in the future, enter into similar arrangements.

Risks Related to the Notes and Our Common Stock

The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The notes will rank senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated; effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes will not prohibit us from incurring additional senior debt or secured debt, nor will it prohibit any of our subsidiaries from incurring additional liabilities.

We are party to a senior credit facility pursuant to which we may borrow up to $140.0 million. As of the date of this prospectus supplement, we do not have any outstanding indebtedness under the senior credit facility. The senior credit facility is secured by all of our assets, including our intellectual property.

None of our subsidiaries will guarantee our obligations under, or otherwise become obligated to pay any amounts due on, the notes. Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our debt.

Our ability to make scheduled payments of the principal of, to pay interest on, to pay any cash due upon conversion of or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that investors in, and potential purchasers of, the notes may employ, or seek to employ, an arbitrage strategy with respect to the notes. Investors that employ an arbitrage strategy with respect to the notes typically implement that strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while they hold the notes. Investors may also implement this hedging strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our common stock), including Rule 201 of SEC regulation SHO, the Financial Industry Regulatory Authority, Inc.’s “Limit Up-Limit Down” program, market-wide circuit breaker systems that halt trading of stock for certain periods following specific market declines, and rules stemming from the enactment and implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Past regulatory actions, including emergency actions or regulations, have had a significant impact on the trading prices and liquidity of equity-linked instruments. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock could similarly adversely affect the trading price and the liquidity of the notes.

Our stock price has been highly volatile, and volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The market price of shares of our common stock has been highly volatile and has fluctuated substantially in the past. For example, between January 1, 2013 and November 28, 2014, the closing price of our shares of common stock, as reported by The NASDAQ Global Select Market, has ranged from a low of $11.40 to a high of $31.71. We expect our shares of common stock to continue to be subject to wide fluctuations in price in response to various factors, many of which are beyond our control.

In addition, the stock market in general, and The NASDAQ Global Select Market and the market for healthcare companies in particular, have experienced significant price and volume fluctuations that, at times, have been unrelated or disproportionate to the operating performance of the relevant companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or the documents we have incorporated by reference in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources.

The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes. This may result in greater volatility in the trading price of the notes than would be expected for non-convertible debt securities.

We will continue to have the ability to incur debt, including secured debt, after this offering; if we incur substantial additional debt, these higher levels of debt may affect our operations and our ability to pay the principal of and interest on the notes.

We and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which new debt may be secured debt. The indenture governing the notes does not restrict our ability to incur additional indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity.

As of September 30, 2014, we had $39.6 million available under the Senior Credit Facility. Our ability to borrow under the Senior Credit Facility fluctuates from time to time due to, among other factors, our borrowings under the facility and its funded debt to adjusted EBITDA ratio as and when measured under the Senior Credit Facility. As of December 1, 2014, there were no borrowings outstanding under the Senior Credit Facility.

Our indebtedness could be costly or have adverse consequences, such as:

•	requiring us to dedicate a substantial portion of our cash flows from operations to payments on our debt;

•	limiting our ability to obtain future financing for working capital, capital expenditures, acquisitions, debt obligations and other general corporate requirements;

•	making us more vulnerable to adverse conditions in the general economy or our industry and to fluctuations in our operating results, including affecting our ability to comply with and maintain any financial tests and ratios required under our indebtedness;

•	limiting our flexibility to engage in certain transactions or to plan for, or react to, changes in our business and the diagnostics industry;

•	putting us at a disadvantage compared to competitors that have less relative and/or less restrictive debt; and

•	subjecting us to additional restrictive financial and other covenants.

If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to pay the principal of and interest on the notes, or any fundamental change purchase price or any cash due upon conversion, and our creditworthiness generally.

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a holder elects to convert its notes in connection with a make-whole fundamental change, we will increase the conversion rate by an additional number of shares of our common stock upon conversion in certain circumstances, as described under “Description of the Notes—Adjustment to Conversion Rate upon Conversion in Connection with a Make-Whole Fundamental Change.” While the adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change is designed to compensate you for the lost option value of your notes as a result of such transaction, the increase is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if the price paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change is greater than $         per share or less than $         per share (in each case, subject to adjustment), no increase in the conversion rate will be made. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed                  shares of common stock, subject to adjustment in “Description of the Notes—Adjustment to Conversion Rate upon Conversion in Connection with a Make-Whole Fundamental Change.”

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

We may not have the ability to raise the funds necessary to settle conversions of the notes or purchase the notes as required upon a fundamental change, and our existing debt contains, and our future debt may contain, limitations on our ability to pay cash upon conversion or purchase of the notes.

Following a fundamental change as described under “Description of the Notes—Purchase of Notes at Your Option upon a Fundamental Change,” holders of notes will have the right to require us to purchase their notes for cash. Certain fundamental changes and the exercise of any repurchase right of holders upon a fundamental change would result in an event of default under our existing Senior Credit Facility. A fundamental change may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our other then-existing indebtedness. In addition, upon conversion of the notes, unless we settle our conversion obligation solely in shares of our common stock (other than cash in lieu of any fractional share), we will be required to make cash payments in respect of the notes being surrendered for conversion as described under “Description of the Notes—Conversion of Notes—Settlement upon Conversion.” We may, at any time prior to the final settlement method election date, irrevocably elect to satisfy our conversion obligation with respect to each subsequent conversion date in a combination of cash and shares of our common stock, if any, with a particular “specified dollar amount” (as defined below), in which case we will no longer be permitted to settle the corresponding portion of our conversion obligation in shares of our common stock. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the fundamental change purchase price in cash with respect to any notes surrendered by holders for purchase upon a fundamental change or make cash payments upon conversions. In addition, restrictions in our current or then existing credit facilities or other indebtedness, if any, may not allow us to purchase the notes upon a fundamental change or make cash payments upon conversions of the notes (including, as noted above, restrictions in our existing Senior Credit Facility on the repurchase of notes upon a fundamental change). Our failure to purchase the notes upon a fundamental change or make cash payments upon conversions thereof when required would result in an event of default with respect to the notes which could, in turn, constitute a default under the terms of our other indebtedness, if any. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and purchase the notes or make cash payments upon conversions thereof.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to purchase the notes.

Upon the occurrence of a fundamental change as described under “Description of the Notes—Purchase of Notes at Your Option upon a Fundamental Change,” you have the right to require us to purchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. Other transactions, such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us, may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, holders of the notes would not have the right to require us to purchase their notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting holders of the notes.

The conditional conversion feature of the notes could result in your receiving less than the consideration into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding September 15, 2020, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the consideration into which the notes would otherwise be convertible. This may negatively affect the trading prices of the notes.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert their notes at any time during specified periods at their option. See “Description of the Notes—Conversion of Notes.” If one or more holders elect to convert their notes, unless we satisfy our conversion obligation by delivering solely shares of our common stock (other than cash in lieu of any fractional share), we would be required to settle all or a portion of our conversion obligation through the payment of cash, which could adversely affect our liquidity. We may, at any time prior to the final settlement method election date, irrevocably elect to satisfy our conversion obligation with respect to each subsequent conversion date in cash or in a combination of cash and shares of our common stock, if any, with a particular specified dollar amount, in which case we will no longer be permitted to settle the corresponding portion of our conversion obligation in shares of our common stock. Furthermore, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, could have a material effect on our reported financial results.

Under Financial Accounting Standards Board Accounting Standards Codification Subtopic 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the market price of our common stock and the trading price of the notes.

In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares of our common stock issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of our common stock that would be necessary to settle such excess, if we elected to settle such excess in shares of our common stock, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares of our common stock issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

We may need to seek additional capital. If this additional financing is obtained through the issuance of equity securities, debt convertible into equity or options or warrants to acquire equity securities, our existing stockholders could experience significant dilution upon the issuance, conversion or exercise of such securities. The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and other equity awards.

In addition, the issuance of additional shares of our common stock, or issuances of additional securities convertible into or exercisable for shares of our common stock or other equity linked securities, including, new series of convertible debt, preferred stock or warrants, could dilute the ownership interest of our common stockholders and could depress the market price of shares of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock.

We also have a number of institutional stockholders that own significant blocks of our common stock. If one or more of these stockholders were to sell large portions of their holdings in a relatively short time, for liquidity or other reasons, the prevailing market price of shares of our common stock could be negatively affected.

The notes may not have an active market, and the price may be volatile, so you may be unable to sell your notes at the price you desire or at all.

The notes are a new issue of securities for which there is currently no active trading market. We cannot assure you that a liquid market will develop for the notes, that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial offering price. In addition, we do not intend to apply to list the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion and without notice. Future trading prices of the notes on any market that may develop will depend on many factors, including our operating performance and financial condition, prevailing interest rates, the market for similar securities and general economic conditions.

Moreover, even if you are able to sell your notes, you may not receive a favorable price for your notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions that may have a negative effect on the holders of the notes, regardless of our prospects or financial performance.

Any adverse rating of the notes may negatively affect the trading price and liquidity of the notes and the price of our common stock.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to assign the notes a rating lower than the rating expected by investors or were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announce its intention to put the notes on credit watch, the trading price or liquidity of the notes and the price of our common stock could decline.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance to all or substantially all holders of our common stock of stock dividends, certain rights, options or warrants, capital stock, indebtedness, assets or cash, and subdivisions and combinations of our common stock, and certain issuer tender or exchange offers as described under “Description of the Notes—Conversion of Notes—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

The notes are not protected by restrictive covenants.

The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture will not contain covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change except as described under “Description of the Notes—Purchase of Notes at Your Option upon a Fundamental Change” and “—Adjustment to Conversion Rate upon Conversion in Connection with a Make-Whole Fundamental Change.” We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and shares of our common stock but may not constitute a fundamental change that permits holders to require us to purchase their notes or a make-whole fundamental change that would require an increase in the conversion rate for notes converted in connection therewith.

To the extent we issue shares of our common stock to satisfy all or a portion of our conversion obligation, conversions of the notes will dilute the ownership interest of our existing stockholders, including holders who had previously converted their notes.

To the extent we issue shares of our common stock to satisfy all or a portion of our conversion obligation, the conversion of some or all of the notes will dilute the ownership interests of our existing stockholders. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock to the extent the consideration due upon conversion includes shares of our common stock.

To the extent we issue shares of our common stock to satisfy all or a portion of our conversion obligation, holders who convert their notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) until the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional share)) or the last trading day of the relevant conversion period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval, a holder of notes will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, unless our common stock has been replaced by reference property consisting solely of cash, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume-weighted average prices of our common stock for each trading day in a 25 trading day conversion period. As described under “Description of the Notes—Conversion of Notes—Settlement upon Conversion,” this period would be (i) if the relevant conversion date occurs prior to the 30th scheduled trading day prior to the stated maturity date, the 25 consecutive trading day period beginning on, and including, the third trading day after such conversion date; and (ii) if the relevant conversion date occurs on or after the 30th scheduled trading day prior to the stated maturity date, the 25 consecutive trading days beginning on, and including, the 27th scheduled trading day immediately preceding the stated maturity date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume-weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares of our common stock that you will receive.

If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes (other than cash in lieu of any fractional share), we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the third business day following the relevant conversion date. However, if you convert your notes after the regular record date immediately preceding the stated maturity date, unless our common stock has been replaced by reference property consisting solely of cash, we will settle our conversion obligation by delivering shares of our common stock, together with cash for any fractional share, on the stated maturity date, which, depending on when you convert the notes, may not be the third business day following the conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares of our common stock that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The fundamental change purchase feature of the notes may delay or prevent an otherwise beneficial attempt to take over our company.

The terms of the notes require us to offer to purchase the notes for cash in the event of a fundamental change. A non-stock takeover of our company may trigger the requirement that we purchase the notes. This feature may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Certain U.S. Federal Income Tax Considerations.” If you are a Non-United States Holder (as defined in “Certain U.S. Federal Income Tax Considerations”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be withheld from subsequent payments on the notes. Under proposed regulations relating to certain “dividend equivalent” payments, an adjustment to the conversion rate of the notes as a result of a dividend on our common stock may be subject to withholding tax at a different time or in a different amount than the withholding tax otherwise imposed on dividends and constructive dividends. However, in Notice 2014-14, the Treasury Department and the Internal Revenue Service stated their intent to limit the application of the proposed regulations to instruments issued on or after 90 days after the date of publication of final regulations. Accordingly, the proposed regulations, if finalized, generally should not apply to the notes. See “Certain U.S. Federal Income Tax Considerations.”

Conversion of notes into cash or a combination of both cash and our common stock will require U.S. holders to recognize taxable gains.

Upon the conversion of a note into cash or a combination of both cash and our common stock, a U.S. holder generally will be required to recognize gain on the conversion for U.S. federal income tax purposes. Prospective investors should carefully review the information regarding tax considerations relevant to an investment in the notes set forth under “Certain U.S. Federal Income Tax Considerations” and are also urged to consult their own tax advisors prior to investing in the notes.

The tax consequences of conversion of notes will not be ascertainable with certainty at the time that the holder converts.

The U.S. federal income tax consequences of the conversion of notes may vary depending on whether a holder receives shares of our common stock, cash, or a combination thereof upon conversion. Since, upon conversion, we may elect to deliver shares of our common stock, cash, or a combination thereof, the U.S. federal income tax consequences of conversion may not be ascertainable with certainty at the time that a holder converts the notes.

The price of our stock may fluctuate unpredictably in response to factors unrelated to our operating performance.

The stock market periodically experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may cause the market price of our common stock to drop. In particular, the market price of securities of smaller medical device companies, like ours, has been very unpredictable and may vary in response to:

•	announcements by us or our competitors concerning technological innovations;

•	introductions of new products;

•	FDA and foreign regulatory actions;

•	developments or disputes relating to patents or proprietary rights;

•	failure of our results of operations to meet the expectations of stock market analysts and investors;

•	changes in stock market analyst recommendations regarding our common stock;

•	changes in healthcare policy in the U.S. or other countries; and

•	general stock market conditions and other factors unrelated to our operating performance.

Some provisions of our charter documents and Delaware law may make takeover attempts difficult, which could depress the price of our stock and inhibit one’s ability to receive a premium price for their shares.

Provisions of our amended and restated certificate of incorporation could make it more difficult for a third party to acquire control of our business, even if such change in control would be beneficial to our stockholders. Our amended and restated certificate of incorporation allows our board of directors to issue up to five million shares of preferred stock and to fix the rights and preferences of such shares without stockholder approval. Any such issuance could make it more difficult for a third party to acquire our business and may adversely affect the rights of our stockholders. Our amended and restated bylaws include advance notice requirements for stockholder proposals that require stockholders to give written notice of any proposal or director nomination to us within a specified period of time prior to any stockholder meeting and do not permit stockholders to call a special meeting of the stockholders, unless such stockholders hold not less than 50% of our stock entitled to vote at the meeting. We are also subject to anti-takeover provisions under Delaware law. Together these provisions may delay, deter or prevent a change in control of us, adversely affecting the market price of our common stock.

We do not anticipate declaring any cash dividends on our common stock.

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and any earnings for use in the operation and expansion of our business. Our senior credit facility contains restrictions prohibiting us from paying any cash dividends without the lenders’ prior approval. If we do not pay cash dividends, a return on one’s investment may only occur if our common stock price rises above the price at which it was purchased.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of the notes of approximately $145.28 million (or approximately $167.16 million if the underwriters exercise their option to purchase additional notes in full), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for working capital and other general corporate purposes, which may include acquisitions of products, technologies or businesses, and opportunistic repurchases of shares of our common stock. As part of our business strategy, we regularly consider, and from time-to-time engage in, discussions and negotiations regarding potential strategic transactions, however, we have no current agreements or commitments for any material acquisitions of any technologies, companies, products or businesses. The amount and timing of our use of proceeds will depend on numerous factors, including the availability of desirable acquisition targets and our financial performance. We will retain broad discretion in the allocation and use of the net proceeds of this offering.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on The NASDAQ Global Select Market under the ticker symbol “QDEL.” The closing sale price of our common stock on The NASDAQ Global Select Market on November 28, 2014 was $27.86 per share. As of November 24, 2014, there were 433 holders of record of our common stock.

The following table shows the high and low closing sale prices for our common stock as reported by The NASDAQ Global Select Market during the periods indicated:

	High	Low
Year ended December 31, 2014:
First quarter	$31.71	27.30
Second quarter	27.54	20.67
Third quarter	26.99	21.02
Fourth quarter (through November 28, 2014)	28.68	25.29
Year ended December 31, 2013:
First quarter	$24.62	$19.87
Second quarter	25.99	20.40
Third quarter	29.42	25.34
Fourth quarter	30.89	24.00
Year ended December 31, 2012:
First quarter	$18.38	$14.18
Second quarter	18.90	15.01
Third quarter	18.93	15.00
Fourth quarter	18.96	16.43
Year ending December 31, 2011:
First quarter	$14.74	$11.40
Second quarter	15.88	11.70
Third quarter	16.37	12.73
Fourth quarter	18.83	15.13

DIVIDEND POLICY

We have never paid any cash dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future. Our senior credit facility contains certain restrictions on the payment of dividends. Accordingly, our stockholders may not realize a return on their investment unless the trading price of our common stock appreciates.

CAPITALIZATION

The table below sets forth our (1) cash, cash equivalents and marketable securities and (2) capitalization as of September 30, 2014:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale and issuance of the notes, after deducting estimated underwriting discounts and commissions.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, related notes and other financial information included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2014 and our Annual Report on Form 10-K for the year ended December 31, 2013, each of which is incorporated herein by reference, and the section entitled “Description of Our Capital Stock—Shares of Our Common Stock.” See “Where You Can Find Additional Information.” The information in the table below assumes that the underwriters do not exercise their over-allotment option to purchase additional notes.

	As of September 30, 2014
	Actual	As Adjusted
(unaudited, in thousands)
Cash, cash equivalents and marketable securities	$17,365	$163,240

Long-term debt(1):
Notes offered hereby(2)	$—	$150,000

Stockholders’ equity:
Preferred stock, $.001 par value per share; 5,000 shares authorized; none issued or outstanding at September 30, 2014 and December 31, 2013	—	—
Common stock, $.001 par value per share; 50,000 shares authorized; 34,404 and 34,073 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively(3)	34	34
Additional paid-in capital(4)	208,838	208,838
Accumulated other comprehensive loss	(17)	(17)
Retained earnings	8,519	8,519

Total stockholders’ equity	217,374	217,374

Total capitalization	$217,374	$367,374

(1)	We are party to a senior credit facility pursuant to which we may borrow up to $140.0 million. As of September 30, 2014 we had no borrowings outstanding, and $39.6 million available under the senior credit facility. As of the date of this prospectus supplement, we do not have any outstanding indebtedness under the senior credit facility. Simultaneously with this offering, the senior credit facility is being amended to permit us to effect this transaction.
(2)	Includes the aggregate principal amount of the notes offered hereby. As prescribed by FASB guidance, ASC 470-20, the feature that allows the holder to convert the notes into shares of our common stock will be reflected on our balance sheet in stockholders’ equity and is measured as the difference between the proceeds received and the fair value of a similar liability that does not have a conversion feature. Accordingly, the notes will initially be reported at a discount to the face amount and, over the expected term of the notes, will accrete, as a charge to interest expense in the statement of operations, up to the face amount of the notes.
(3)	Excludes 6,161,325 shares of common stock reserved for issuance under the Company’s Amended and Restated 2010 Equity Incentive Plan and 171,184 shares of common stock reserved for issuance under the Company’s 1983 Employee Stock Purchase Plan. The table also excludes the shares of our common stock issuable upon conversion of the notes.
(4)	The difference between the proceeds received from this offering of the notes and the fair value of a similar liability that does not have a conversion feature will be reported as an increase to additional paid-in capital.

DESCRIPTION OF THE NOTES

We will issue the notes under a base indenture dated as of December 1, 2014 (the “base indenture”) between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”), as supplemented by a supplemental indenture with respect to the notes, to be dated the date of initial issuance of the notes. In this section, we refer to the base indenture, as supplemented by the supplemental indenture (the “supplemental indenture”), collectively as the “indenture.” This description of the notes supplements and, to the extent it is inconsistent with, replaces the description of the general provisions of the notes in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The following summarizes the material provisions of the notes and the indenture but does not purport to be complete and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in those documents. We urge you to read the indenture and the form of certificate evidencing the notes in their entirety, because they, and not this description, define your rights as a holder of the notes. You may request a copy of these documents at our address shown under “Where You Can Find Additional Information.”

In this section entitled “Description of the Notes,” when we refer to “Quidel,” “we,” “us” or “our,” we are referring to Quidel Corporation and not to any of its subsidiaries.

General

We will issue $150,000,000 (or $172,500,000 if the underwriters exercise their over-allotment option in full) aggregate principal amount of notes. We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination thereof at our election as described below under “—Conversion of Notes—Settlement upon Conversion.” The notes will be issued only in denominations of $1,000 and in integral multiples of $1,000. The notes will mature on December 15, 2020, unless earlier converted by you or purchased by us at your option upon the occurrence of a fundamental change (as defined below).

Neither we nor our subsidiaries are restricted from paying dividends, incurring debt or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected by the indenture in the event of a highly leveraged transaction, a change in control involving us or a termination in the trading of our common stock, except to the extent described below under “—Purchase of Notes at Your Option upon a Fundamental Change” and “—Adjustment to Conversion Rate upon Conversion in Connection With a Make-Whole Fundamental Change.” The notes are not guaranteed by any of our subsidiaries.

We may from time to time, without the consent of the holders, reopen the indenture and issue additional notes under the indenture with the same terms (other than date of issuance and, in some cases, the issue price and the date from which interest will initially accrue) as the notes offered hereby in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. The notes offered hereby and any such additional notes will be treated as a single class for all purposes under the indenture and will vote together as one class on all matters with respect to the notes. We do not intend to list the notes on any securities exchange or automated dealer quotation system.

We may not redeem the notes prior to maturity and no sinking fund will be provided for the notes.

Ranking

The notes will be our senior unsecured obligations and will be:

•	senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the notes;

•	equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated;

•	effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries.

We are party to a senior credit facility pursuant to which we may borrow up to $140.0 million. As of the date of this prospectus supplement, we do not have any outstanding indebtedness under the senior credit facility. The senior credit facility is secured by all of our assets and the assets of our subsidiaries that are guarantors of our obligations under the senior credit facility, including our and their intellectual property.

Interest

We will pay interest on the notes at a rate of         % per annum, payable semi-annually in arrears on June 15 and December 15 of each year, commencing June 15, 2015, to holders of record at the close of business on the preceding June 1 and December 1, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months and will accrue from December     , 2014 or from the most recent date to which interest has been paid or duly provided for. If any interest payment date, the stated maturity date or any fundamental change purchase date of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. A “business day” is any day other than a Saturday, a Sunday or a day on which state or federally chartered banking institutions in New York, New York are authorized or required to be closed.

All references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described below under “—Events of Default and Remedies.”

Conversion of Notes

General

Subject to the conditions described below, you may convert all or any portion of your notes at an initial conversion rate of                  shares of our common stock per $1,000 aggregate principal amount of notes (equivalent to an initial conversion price of approximately $             per share of common stock). The conversion rate and the corresponding conversion price will be subject to adjustment as described below under “—Conversion Rate Adjustments” and “—Adjustment to Conversion Rate upon Conversion in Connection with a Make-Whole Fundamental Change.” The conversion price of a note at any time is equal to $1,000 divided by the conversion rate in effect at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are in an integral multiple of $1,000 principal amount. We will provide notice to the trustee and the conversion agent any time the notes become convertible.

Holders may surrender all or any portion of their notes for conversion at any time until the close of business on the business day immediately preceding the free convertibility date (as defined under “—Conversions on or after the Free Convertibility Date”), and receive the consideration described below under “—Settlement upon Conversion,” only upon satisfaction of one or more of the conditions described below. However, on and after the free convertibility date, holders may surrender all or any portion of their notes for conversion at any time until the close of business on the second scheduled trading day immediately preceding the stated maturity date regardless of whether any of these conditions are satisfied.

We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination thereof at our election as described below under “—Settlement upon Conversion.” If we satisfy our conversion obligation solely in cash or a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a “daily conversion value” calculated for each trading day in the applicable 25 trading day “conversion period” (each as defined below under “—Settlement upon Conversion”).

Upon conversion of a note, a holder will not receive any additional cash payment for accrued and unpaid interest, if any, unless such holder is the holder on a regular record date and such conversion occurs between such regular record date and the interest payment date to which it relates as described below, and we will not adjust the conversion rate to account for accrued and unpaid interest. Except as described below, our settlement of conversions as described below under “—Settlement upon Conversion” will be deemed to satisfy our obligation to pay the principal amount of the note and accrued and unpaid interest, if any, to, but not including, the conversion date. As a result, accrued and unpaid interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion, except as described below.

Holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that will be payable on the notes; provided, however, that no such payment need be made (1) if we have specified a fundamental change purchase date that is after a regular record date and on or prior to the corresponding interest payment date, (2) with respect to any notes surrendered for conversion following the regular record date immediately preceding the stated maturity date or (3) to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such notes. As a result of the foregoing, we will pay interest on the maturity date on all notes converted after the regular record date preceding the maturity date, and converting holders will not be required to pay us equivalent interest amounts.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of any shares of our common stock upon the conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

Holders may surrender their notes for conversion under the following circumstances:

Conversion upon Satisfaction of Market Price Condition

Prior to the close of business on the business day immediately preceding the free convertibility date, holders may surrender all or any portion of their notes for conversion during any calendar quarter commencing after the quarter ending March 31, 2015 (and only during such calendar quarter) if the “closing sale price” (as defined below) of our common stock, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the conversion price of the notes in effect on each applicable trading day.

The “closing sale price” of our common stock on any trading day means the closing per share sale price (or, if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) at 4:00 p.m. (New York City time) on such date as reported in composite transactions for The NASDAQ Global Select Market or, if our common stock is not listed on The NASDAQ Global Select Market, the principal U.S. national or regional securities exchange on which our common stock is listed for trading or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by OTC Markets Group Inc. at 4:00 p.m. (New York City time) on such date (or in either case the then-standard closing time for regular trading on the relevant exchange or trading system). If the closing sale price of our common stock is not so reported, the “closing sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

Except for purposes of determining settlement amounts due upon conversion, a “trading day” means a day on which (i) The NASDAQ Global Select Market or, if our common stock is not listed on The NASDAQ Global Select Market, the principal other U.S. national or regional securities exchange on which our common stock is then listed is open for trading, in each case, with a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or market, and (ii) a closing sale price for our common stock is available on such securities exchange or market. If our common stock is not so listed, “trading day” means a “business day.”

Except for purposes of determining settlement amounts due upon conversion, a “scheduled trading day” means any day that is scheduled to be a trading day (as defined above) on the principal U.S. national or regional securities exchange or market on which our common stock is listed for trading. If our common stock is not so listed, “scheduled trading day” means a “business day.”

Conversion upon Trading Price of Notes Falling Below 98% of Conversion Value of the Notes

If, prior to the close of business on the business day immediately preceding the free convertibility date, the “trading price” (as defined below) per $1,000 principal amount of the notes on each trading day during any five consecutive trading day period is less than 98% of the closing sale price of our common stock on such date multiplied by the conversion rate in effect on such trading day, a holder may surrender notes for conversion at any time during the following five consecutive business days.

“Trading price” means, on any date of determination, the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the bid solicitation agent for $2,000,000 principal amount of the notes at approximately 3:30 p.m. (New York City time) on such determination date from three independent nationally recognized securities dealers we select; provided that if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided further that, if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If on any date of determination (i) the bid solicitation agent cannot reasonably obtain at least one bid for $2,000,000 principal amount of the notes from an independent nationally recognized securities dealer, (ii) if we have failed to request the bid solicitation agent to obtain bids when required or (iii) if we requested the bid solicitation agent to obtain bids and the bid solicitation agent has failed to obtain such bids, then, in any such case, the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the closing sale price of our common stock and the conversion rate for the notes on such date. The trustee will be the initial bid solicitation agent.

The bid solicitation agent (if other than us) shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request (or, if we are acting as bid solicitation agent, we shall have no obligation to determine the trading price) unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent (if other than us) to determine, or if we are acting as bid solicitation agent, we shall determine, the trading price per $1,000 principal amount of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the closing sale price of our common stock and the applicable conversion rate. If the trading price condition has been met, we will so notify the holders of the notes and the trustee. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the closing sale price of our common stock and the conversion rate for such date, we will so notify the holders of the notes and the trustee.

Conversion upon Specified Corporate Transactions

Conversion upon Certain Distributions

If, prior to the close of business on the business day immediately preceding the free convertibility date, we elect to issue or distribute, as the case may be, to all or substantially all holders of our common stock:

•	rights, options or warrants entitling them to subscribe for or purchase, for a period expiring within 45 days from the announcement date for such distribution, our common stock at a price per share that is less than the average of the closing sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the announcement date for such issuance; or

•	cash, debt securities (or other evidence of indebtedness) or other assets or securities (including, for the avoidance of doubt, any rights, options or warrants that are not described in the preceding bullet point, but excluding dividends or distributions described in clause (1) of the description below under “—Conversion Rate Adjustments”), which distribution has a per share value exceeding 10% of the closing sale price of our common stock as of the trading day immediately preceding the declaration date for such distribution, then, in either case, we must notify holders at least 35 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date and our announcement that such issuance or distribution will not take place. A holder may not convert any of its notes based on this conversion contingency if we provide that holders of the notes shall participate, at the same time and upon the same terms as holders of our common stock and as a result of holding the notes, in the relevant distribution described above without having to convert their notes as if they held a number of shares of common stock equal to the conversion rate on the record date for the distribution multiplied by the principal amount (expressed in thousands) of notes held by such holder.

Conversion upon Certain Corporate Events

If (i) a transaction or event that constitutes a “fundamental change” (as defined below under “—Purchase of Notes at Your Option upon a Fundamental Change”) or a “make-whole fundamental change” (as defined under “—Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change”) occurs or (ii) we are a party to (a) a consolidation, merger, binding share exchange, pursuant to which our common stock would be converted into cash, securities or other assets or (b) a sale, conveyance, transfer or lease of all or substantially all of our assets (other than, in the case of clause (a) and (b), any such transaction to which we are a party solely for the purpose of changing our jurisdiction of incorporation, and which results in a reclassification, conversion or exchange of our common stock solely into common stock of the surviving entity, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights), the notes may be surrendered for conversion at any time from or after the date on which we provide the notice specified in the following sentence until the close of business, (x) if such transaction or event is a fundamental change, on the business day immediately preceding the related fundamental change purchase date and (y) otherwise, on the 35th business day immediately following the effective date of such transaction or event. We will notify holders and the trustee of such a transaction:

•	as promptly as practicable following the date we publicly announce such transaction but in no event less than 35 scheduled trading days prior to the anticipated effective date of such transaction; or

•	if we do not have knowledge of such transaction at least 35 scheduled trading days prior to the anticipated effective date of such transaction, within two business days of the date upon which we receive notice, or otherwise become aware, of such transaction, but in no event later than the actual effective date of such transaction.

Conversion on or after the Free Convertibility Date

On and after September 15, 2020 (the “free convertibility date”) and until the close of business on the second scheduled trading day immediately prior to the stated maturity date, holders may surrender all or any portion of their notes for conversion regardless of whether any of the conditions described above in “—Conversion upon Satisfaction of Market Price Condition,” “—Conversion upon Trading Price of Notes Falling Below 98% of Conversion Value of the Notes” or “—Conversion upon Specified Corporate Transactions” have been satisfied.

Conversion Procedures

The right of conversion attaching to any note may be exercised (a) if such note is represented by a global security, by book-entry transfer to the conversion agent through the facilities of DTC and compliance with DTC’s then applicable conversion procedures or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax. We refer to the date a holder complies with the relevant procedures for conversion described above as the “conversion date.”

If you have submitted your notes for purchase upon a fundamental change, you may only convert your notes if you withdraw your purchase notice prior to the fundamental change purchase date, as described below under “—Purchase of Notes at Your Option upon a Fundamental Change.” If your notes are submitted for purchase upon a fundamental change, your right to withdraw your purchase notice and convert the notes that are subject to purchase will terminate at 5:00 p.m. (New York City time) on the second business day immediately preceding such purchase date.

Settlement upon Conversion

Upon conversion of a note, we may choose to satisfy our conversion obligation by paying or delivering, as the case may be, (i) solely cash (“cash settlement”), (ii) shares of our common stock together with cash in lieu of fractional shares (“stock settlement”) or (iii) a combination of cash and shares of our common stock, if any, with a particular “specified dollar amount” as defined below (“combination settlement”), as described below. We refer to each of stock settlement, cash settlement and combination settlement as a “settlement method” and the amount of cash and/or number of shares, if any, that we are required to pay or deliver, as the case may be, upon any conversion as the “settlement amount.”

Notwithstanding anything to the contrary in this Description of the Notes, if we are required to deliver shares of our common stock to a converting holder under any settlement method and such delivery obligation exceeds the aggregate number of authorized but unissued shares and treasury shares available to us on the conversion date (in the case of stock settlement) or the last trading day of the relevant conversion period (in the case of any other settlement method) for the purpose of satisfying conversions of the notes in lieu of delivery of such excess shares, we will pay to such holder the value of any such excess shares in cash based on the daily VWAP (as defined below) of our common stock on the relevant conversion date (in the case of stock settlement) or based on the daily VWAP of our common stock on the last trading day of the relevant conversion period (in the case of any other settlement method). As of the first original issuance date of the notes offered hereby, we will have reserved shares of our common stock for the purpose of satisfying conversions of the notes (which equates to                  shares of our common stock per $1,000 principal amount of notes, or                  shares of our common stock per $1,000 principal amount of the notes if the underwriters exercise their option to purchase additional notes in full) and expect that number of shares to be sufficient to satisfy conversions of all the notes through stock settlement, unless we are required to deliver additional shares of our common stock in connection with a make-whole adjustment event. In addition, we expect to propose at our next regularly scheduled shareholder meeting a resolution increasing the number of our authorized shares and to reserve additional shares for the purpose of satisfying conversions of the notes such that the number of shares reserved for such purpose is sufficient to satisfy conversions of all the notes through stock settlement, including delivery of additional shares.

All conversions on or after the final settlement method election date (as defined below) will be settled using the same settlement method. If we have not delivered to the trustee and all holders a written notice of our election of a settlement method on or prior to the final settlement method election date, we will, with respect to any conversions on or after the final settlement method election date, be deemed to have elected to satisfy our conversion obligation using combination settlement with a specified dollar amount of $1,000, unless we have previously irrevocably elected another settlement method, or combination settlement with a different specified dollar amount, as described below.

For all conversions prior to the final settlement method election date, we will use the same settlement method for all conversions occurring on any given conversion date. Except for any conversions that occur (i) on or after the final settlement method election date as described above, or (ii) following any irrevocable election as described in the following paragraph, we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. Accordingly, until the final settlement method election date, unless we have previously made such an irrevocable election, we may choose in respect of one conversion date to satisfy our conversion obligation using one settlement method (e.g., stock settlement) and choose in respect of another conversion date to satisfy our conversion obligation using another settlement method (e.g., cash settlement or combination settlement). If we elect a particular settlement method in connection with any conversion prior to the final settlement method election date, unless we have previously made an irrevocable election as described in the following paragraph, we will inform holders so converting through the trustee of the settlement method we have selected (including the specified dollar amount, if applicable), no later than the close of business on the second trading day immediately following the related conversion date. If we do not timely make such an election with respect to a conversion, or if we elect combination settlement in respect of our conversion obligation in respect of a conversion, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, we will be deemed to have elected combination settlement with a specified dollar amount of $1,000 with respect to such conversion.

We may, prior to the final settlement method election date, at our option, irrevocably elect stock settlement, cash settlement or combination settlement with a particular specified dollar amount for all conversions subsequent to our notice, by written notice of such election to holders.

Settlement amounts will be computed as follows:

•	if we elect to satisfy our conversion obligation through stock settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of our common stock equal to the conversion rate in effect on the conversion date (together with cash in lieu of fractional shares as described below);

•	if we elect to satisfy our conversion obligation through cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values (as defined below) for each of the 25 consecutive trading days during the related conversion period; and

•	if we elect (or are deemed to have elected) to satisfy our conversion obligation through combination settlement, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a settlement amount equal to the sum of the daily settlement amounts (as defined below) for each of the 25 consecutive trading days during the related conversion period.

“Conversion period” with respect to any note means:

•	if the relevant conversion date occurs prior to the 30th scheduled trading day prior to the stated maturity date (the “final settlement method election date”), the 25 consecutive trading day period beginning on, and including, the third trading day immediately following the related conversion date; and

•	if the relevant conversion date occurs on or after the final settlement method election date, the 25 consecutive trading day period beginning on, and including, the 27th scheduled trading day immediately preceding the stated maturity date.

The “daily settlement amount,” for each $1,000 aggregate principal amount of notes validly surrendered for conversion, and for each trading day during the conversion period, will consist of:

(1)	cash equal to the lesser of (i) a dollar amount per $1,000 principal amount of notes to be received upon conversion as specified by us in the notice regarding our chosen settlement method (the “specified dollar amount”), if any, divided by 25 (such quotient being referred to as the “daily measurement value”) and (ii) the daily conversion value; and

(2)	to the extent the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP of our common stock for such trading day.

“Daily conversion value” means, for each trading day during the conversion period, one-twenty fifth (1/25th) of the product of (i) the conversion rate on such trading day and (ii) the daily VWAP of our common stock on such trading day.

No fractional shares will be issued upon conversion. Instead, we will pay cash in lieu of any fractional share based on the daily VWAP of our common stock on the relevant conversion date (in the case of stock settlement) or based on the daily VWAP of our common stock on the last trading day of the relevant conversion period (in the case of any other settlement method).

“Daily VWAP” of our common stock (or any security that is part of the reference property underlying the notes, if applicable, as described below), in respect of any trading day, means the per share volume-weighted average price of our common stock (or other security) as displayed under the heading “Bloomberg VWAP” on Bloomberg Page “QDEL <equity> AQR” (or its equivalent successor if such page is not available, or the Bloomberg Page for any security that is part of such reference property, if applicable) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day or, if such volume-weighted average price is unavailable (or such reference property is not a security), the market value of one share of our common stock (or such reference property) on such trading day as determined by a nationally recognized independent investment banking firm retained by us for this purpose. The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside the regular trading session.

For the purposes of determining settlement amounts only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) The NASDAQ Global Select Market or, if our common stock is not listed on The NASDAQ Global Select Market, the principal other U.S. national or regional securities exchange on which our common stock is then listed is open for trading, in either case, with a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or market, or, if our common stock is not so listed, any business day.

For the purposes of determining settlement amounts only, a “scheduled trading day” means any day that is scheduled to be a “trading day” (as defined above) on the principal U.S. national or regional securities exchange or market on which our common stock is listed for trading. If our common stock is not so listed, “scheduled trading day” means a “business day.”

“Market disruption event” means (i) a failure by The NASDAQ Global Select Market, or if our common stock is not listed on The NASDAQ Global Select Market, the principal other U.S. national or regional securities exchange on which our common stock is then listed, to open for trading or (ii) the occurrence or existence for more than one half-hour period in the aggregate on any scheduled trading day (as defined above) for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by The NASDAQ Global Select Market or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

Payment or delivery, as the case may be, of the consideration due upon conversion will be made (i) in the case of stock settlement, three business days after the conversion date, unless such conversion date occurs following the regular record date immediately preceding the stated maturity date, in which case we will make such delivery (and payment, if applicable) on the stated maturity date or (ii) in the case of any other settlement method, three business days after the last trading day of the conversion period; provided, however, that, in the case of clause (i) or (ii), if prior to the conversion date for any converted notes our common stock has been replaced by reference property consisting solely of cash (pursuant to the provisions described below under “—Recapitalizations, Reclassifications and Changes to Our Common Stock”), we will pay the consideration due in respect of conversion on the third business day immediately following the related conversion date, and, notwithstanding the foregoing, no conversion period will apply to those conversions.

As a result of the foregoing provisions and related definitions, in the case of cash or combination settlement, if a market disruption event occurs on a scheduled trading day during the conversion period, or if such scheduled trading day is not a trading day for any other reason, then the daily conversion value or daily settlement amount, as applicable, will be determined on the next following trading day and delivery of the settlement amount will be delayed accordingly. No interest will accrue on account of such delay.

Each conversion will be deemed to have been effected immediately prior to the close of business on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will be treated as the holder of record of such shares as of the close of business on the conversion date (in the case of stock settlement) or the last trading day of the relevant conversion period (in any other case).

Conversion Rate Adjustments

The conversion rate will be adjusted as described below:

(1)	If we issue solely shares of our common stock as a dividend or distribution on all or substantially all shares of our common stock, or if we subdivide or combine our common stock, the conversion rate will be adjusted based on the following formula:

CR = CR0 x	OS
OS0

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the “ex-dividend date” (as defined below) for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of common stock, as the case may be;

CR =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination of common stock, as the case may be;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of our common stock, as the case may be; and

OS =	the number of shares of our common stock that would be outstanding immediately after giving effect to such dividend, distribution, subdivision or combination of our common stock, as the case may be.

Any adjustment made under this clause (1) will become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination of common stock, as the case may be. If such dividend, distribution, subdivision or combination described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a duly authorized committee thereof determines not to pay such dividend or distribution or to effect such subdivision or combination, to the conversion rate that would then be in effect if such dividend or distribution had not been declared or subdivision or combination had not been announced.

(2)	If we distribute to all or substantially all holders of our common stock of any rights, options or warrants entitling them for a period of not more than 45 calendar days from the announcement date for such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the closing sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the announcement date for such distribution, the conversion rate will be increased based on the following formula:

CR = CR0 x	OS0 + X
OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such distribution;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the closing sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the announcement date for such distribution.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after the open of business on the ex-dividend date for such distribution. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased, as of the date of such expiration, to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such issuance had not occurred.

For purposes of this clause (2) and for purposes of the first bullet under “—Conversion upon Specified Corporate Transactions—Conversion upon Certain Distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at a price that is less than the average of the closing sale prices of our common stock for each trading day in the applicable 10 consecutive trading day period, there shall be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration if other than cash to be determined in good faith by our board of directors or a duly authorized committee thereof.

(3)	If we distribute (the “relevant distribution”) shares of our capital stock, evidences of our indebtedness or other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock (excluding (i) share splits, share combinations, dividends or distributions, (ii) rights, options or warrants of the type described under clause (2) above; (iii) dividends or distributions paid exclusively in cash; and (iv) spin-offs as defined below in this clause (3)), then the conversion rate will be increased based on the following formula:

CR = CR0 x	SP0
SP0 - FMV

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0 =	the average of the closing sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined in good faith by our board of directors or a duly authorized committee thereof) of the shares of capital stock, evidences of indebtedness, assets or property or rights, options or warrants distributed with respect to each outstanding share of our common stock as of the open of business on the ex-dividend date for such distribution.

Any increase made under the above portion of this clause (3) will become effective immediately after the open of business on the ex-dividend date for such distribution. No adjustment pursuant to the above formula will result in a decrease of the conversion rate. However, if such distribution is not so paid or made, the conversion rate shall be decreased, as of the date our board of directors or a duly authorized committee thereof determines not to pay or make such distribution, to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount of notes it holds, at the same time and upon the same terms as holders of our common stock, without having to convert its notes, the amount and kind of the relevant distribution that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate on the record date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR = CR0 x	FMV + MP0
MP0

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for the spin-off;

CR =	the conversion rate in effect immediately after the open of business on the ex-dividend date for the spin-off;

FMV =	the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of “closing sale price” set forth under “—Conversion upon Satisfaction of Market Price Condition” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period commencing on, and including, the ex-dividend date for the spin-off (such period, the “valuation period”); and

MP0 =	the average of the closing sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph of this clause (3) will be determined on the last trading day of the valuation period but will be given effect immediately after the open of business on the ex-dividend date for the spin-off. If the ex-dividend date for the spin-off is less than 10 trading days prior to, and including, the last trading day of the conversion period in respect of any conversion, references in the definition of “FMV” relating to spin-offs above to 10 trading days shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for the spin-off to, and including, the last trading day of such conversion period. In respect of any conversion during the valuation period for any spin-off, references in the definition of “FMV” relating to spin-offs above to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, the relevant conversion date.

If any dividend or distribution that constitutes a spin-off is declared but not so paid or made, the conversion rate shall be decreased, as of the date our board of directors or a duly authorized committee thereof determines not to pay or make such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4)	If we make any cash dividend or distribution to all, or substantially all, holders of our outstanding common stock (other than any dividend or distribution in connection with our liquidation, dissolution or winding up), the conversion rate will be increased based on the following formula:

CR = CR0 x	SP0
SP0 - C

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 =	the average of the closing sale prices of our common stock over the 10 consecutive trading day period ending on and including the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C =	the amount in cash per share we pay or distribute to all or substantially all holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. No adjustment pursuant to the above formula will result in a decrease of the conversion rate. However, if any dividend or distribution described in this clause (4) is declared but not so paid or made, the new conversion rate shall be readjusted, as of the date our board of directors or a duly authorized committee thereof determines not to pay or make such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes held by such holder, at the same time and upon the same terms as holders of shares of our common stock, without having to convert its notes, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the record date for such cash dividend or distribution.

(5)	If we or any of our subsidiaries makes a payment in respect of a tender or exchange offer for our common stock and, if the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the closing sale price of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the conversion rate will be increased based on the following formula:

CR = CR0 x	AC + (OS x SP)
OS0 x SP

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the trading day next succeeding the expiration date;

CR =	the conversion rate in effect immediately after the open of business on the trading day next succeeding the expiration date;

AC =	the aggregate value of all cash and any other consideration (as determined in good faith by our board of directors or a duly authorized committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the time (the “expiration time”) such tender or exchange offer expires (prior to giving effect to such tender or exchange offer);

OS =	the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to such tender or exchange offer); and

SP =	the average of the closing sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date (the “averaging period”).

The adjustment to the conversion rate under the preceding paragraph of this clause (5) will be determined at the close of business on the last trading day of the averaging period, but will be given effect at the open of business on the trading day next succeeding the expiration date. If the trading day next succeeding the expiration date is less than 10 trading days prior to, and including, the end of the conversion period in respect of any conversion, references in the definition of “SP” above to 10 consecutive trading days shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, and including, the last trading day of such conversion period. In respect of any conversion during the 10 consecutive trading days commencing on the trading day next succeeding the expiration date, references in the definition of “SP” above to 10 consecutive trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, but excluding, the relevant conversion date. No adjustment pursuant to the above formula will result in a decrease of the conversion rate.

If we or any of our subsidiaries are obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we or any of our subsidiaries are ultimately prevented by applicable law from effecting all or any portion of such purchases or all or any portion of such purchases are rescinded, the conversion rate shall immediately be readjusted to be the conversion rate that would then be in effect if such tender offer or exchange offer had not been made or had been made only in respect of the purchases of shares of our common stock that had been effected.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

If:

•	we elect to satisfy our conversion obligation through combination settlement and shares of common stock are deliverable for a given trading day within the conversion period applicable to notes that you have converted,

•	the record date, effective date or expiration date for any distribution or transaction that requires an adjustment to the conversion rate as described in clauses (1) to (5) above occurs on or after the first trading day of the relevant conversion period and on or prior to the last trading day of such conversion period,

•	the number of such shares of common stock is calculated (x) for a trading day in such conversion period that occurs on or prior to such record date, effective date or expiration date and (y) based on a conversion rate that is not adjusted as described in clauses (1) to (5) above in respect of such distribution or transaction, and,

•	the shares you will receive in respect of such trading day are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise), then we will adjust the number of shares that we deliver to you in respect of the relevant trading day as we determine appropriate in good faith to reflect the relevant distribution or transaction (the provisions of this paragraph being referred to as the “share delivery adjustment”).

If a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions and settlement provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

In addition, if a holder converts a note, combination settlement is applicable to such note and the daily settlement amount for any trading day during the conversion period applicable to such note:

•	is calculated based on a conversion rate adjusted on account of any distribution or transaction described in clauses (1) through (5) above; and

•	includes any shares of our common stock that entitle their holder to participate in such event;

then, notwithstanding the foregoing conversion rate adjustment provisions and settlement provisions, (x) such conversion rate adjustment will only be made for such converting holder for such trading day to the extent of the cash or other consideration (other than shares of our common stock entitled to participate in such event) included in the daily settlement amount for such trading day and (y) with respect to such shares of our common stock, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Notwithstanding the foregoing, the conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	upon the repurchase of any shares of our common stock pursuant to an open-market share repurchase program, structured share repurchase transaction or other buy-back transaction (including through the use of derivatives) that is not a tender offer or exchange offer of the nature described under clause (5) above;

•	solely for a change in the par value of our common stock; or

•	for accrued and unpaid interest, if any.

To the extent that we have a rights plan in effect upon conversion of the notes (i.e., a poison pill), you will receive, in addition to any common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or other assets or property as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. We do not have a rights plan in effect as of the date of this prospectus supplement.

To the extent permitted by applicable law and applicable listing rules of The NASDAQ Global Select Market and any other securities exchange on which our securities are then listed, (i) we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days so long as the increase is irrevocable during the period and our board of directors determines that such increase would be in our best interest and (ii) we may (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar events.

You may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain U.S. Federal Income Tax Considerations” below for a relevant discussion. Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, if withholding taxes (including backup withholding taxes) are paid on behalf of a holder, those withholding taxes may be set off against payments of cash or common stock, if any, payable on the notes (or, in some circumstances, against any payments on our common stock).

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustment that is less than 1% of the conversion rate, take such carried-forward adjustments into account in any subsequent adjustment, and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (i) on the conversion date for any notes, (ii) on each trading day of the conversion period in respect of any notes, and (iii) on any fundamental change effective date, unless such adjustment has already been made.

Whenever any provision of the indenture requires us to calculate the closing sale prices, daily VWAPs, daily conversion values, daily settlement amounts or the “stock price” for purposes of a make-whole fundamental change over a span of multiple days, the board of directors or a committee thereof will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, expiration date or effective date of the event occurs, at any time during the period from which such closing sale prices, daily VWAPs, daily conversion values, daily settlement amounts or stock prices are to be calculated. Neither the trustee nor the conversion agent shall have any responsibility for any of the foregoing calculations or determinations.

For the avoidance of doubt, the adjustments made pursuant to the foregoing paragraph will be made without duplication of any adjustment made pursuant to the share delivery adjustment described above.

No adjustment to the conversion rate need be made for a given transaction if holders of the notes will be entitled to participate in that transaction, without conversion of the notes, on the same terms and at the same time as a holder of a number of shares of common stock equal to the principal amount of a holder’s notes divided by $1,000 and multiplied by the conversion rate would be entitled to participate.

If we adjust the conversion rate pursuant to the above provisions, we will deliver to the conversion agent a certificate setting forth the conversion rate, detailing the calculation of the conversion rate and describing the facts upon which the adjustment is based. In addition, we will issue a press release containing the relevant information (and make the press release available on our website).

Recapitalizations, Reclassifications and Changes to Our Common Stock

In the event of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination or a change to the par value of our common stock);

•	a consolidation, merger, combination, binding share exchange or similar transaction involving us;

•	a sale, assignment, conveyance, transfer, lease or other disposition to another person of our property and assets as an entirety or substantially as an entirety; or

•	a liquidation or dissolution of us,

in each case, in which holders of our outstanding common stock are entitled to receive cash, securities or other property for their shares of our common stock (“reference property” and any such transaction, a “share exchange event”), we or the successor or purchasing company, as the case may be, will execute with the trustee a supplemental indenture, providing that, at and after the effective time of such share exchange event, holders of each $1,000 principal amount of notes will be entitled to convert their notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such share exchange event would have owned or been entitled to receive upon such share exchange event. However, at and after the effective time of any such share exchange event, (i) we will continue to have the right to determine the settlement method applicable to any conversion of notes, unless we have previously irrevocably elected stock settlement, cash settlement or combination settlement with a particular specified dollar amount, as described under “—Settlement upon Conversion,” (ii) any amount otherwise payable in cash upon conversion of the notes will continue to be payable in cash under the provisions of the indenture described under “—Settlement upon Conversion,” (iii) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such share exchange event and (iv) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such share exchange event. The supplemental indenture will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments set described under “—Conversion Rate Adjustments” above. If the reference property in respect of any such share exchange event includes shares of stock, securities or other property or assets of a company other than the successor or purchasing company, as the case may be, in such share exchange event, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to purchase their notes upon a fundamental change as described under “—Purchase of Notes at Your Option upon a Fundamental Change” below, as the board of directors (or an authorized committee thereof) reasonably considers necessary by reason of the foregoing. If the notes become convertible into reference property, we will notify the trustee in writing and issue a press release containing the relevant information (and make the press release available on our website). Throughout this section (“—Conversion of Notes”), if our common stock has been replaced by reference property as a result of any share exchange event, references to our common stock are intended to refer to such reference property, subject to the provisions of the supplemental indenture.

For purposes of the foregoing, the type and amount of consideration that holders of our common stock are entitled to in the case of share exchange events that cause our common stock to be converted into the right to receive more than a single type of consideration because the holders of our common stock have the right to elect the type of consideration they receive will be deemed to be (x) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (y) if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common stock. We will notify holders of the weighted average as soon as practicable after such determination is made. If the holders receive only cash in such share exchange event, then for all conversions that occur after the effective date of such share exchange event (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased by any additional shares as described under “—Adjustment to Conversion Rate upon Conversion in Connection with a Fundamental Change”), multiplied by the price paid per share of common stock in such share exchange event and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date. We will agree in the indenture not to become a party to any share exchange event unless its terms are consistent with the foregoing.

Adjustment to Conversion Rate upon Conversion in Connection with a Make-Whole Fundamental Change

If you elect to convert your notes in connection with a make-whole fundamental change, the conversion rate will be increased by an additional number of shares of common stock (these shares being referred to as the “additional shares”) as described below. A conversion of notes will be deemed for these purposes to be “in connection with” a make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the fundamental change up to, and including, the close of business on the business day immediately prior to the related fundamental change purchase date, or, if such make-whole fundamental change is not also a fundamental change, the 35th business day immediately following the effective date for such make-whole fundamental change.

A “make-whole fundamental change” is (i) any “change in control” as described below under “—Purchase of Notes at Your Option upon a Fundamental Change” (determined after giving effect to any exceptions or exclusions from such definition but without giving effect to the exclusion set forth in clause (i) of the proviso in clause (2) of the definition thereof), or (ii) any “termination of trading” as described below under “—Purchase of Notes at Your Option upon a Fundamental Change.”

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by stock settlement, cash settlement or combination settlement, as described under “—Settlement upon Conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in the second clause of the definition of change in control is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any increase to reflect the additional shares as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date (and make the press release available on our website).

The number of additional shares, if any, by which the conversion rate will be increased for conversions in connection with a make-whole fundamental change will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective, which we refer to as the “effective date,” and (1) the price paid per share of our common stock in the change in control in the case of a make-whole fundamental change described in clause (2) of the definition of change in control, in the event that our common stock is acquired for cash, or (2) the average of the closing sale prices of our common stock over the five trading day period ending on the trading day immediately preceding the effective date of such other make-whole fundamental change, in the case of any other make-whole fundamental change. We refer to the amount determined under the first or second clause of the preceding sentence, as applicable, as the “stock price.”

The stock prices set forth in the first row of the table below (i.e., column headers) and the number of additional shares in the table below will be adjusted as of any date on which the conversion rate of the notes is adjusted as described under “—Conversion of Notes—Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion of Notes—Conversion Rate Adjustments.”

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$
December , 2014
December 15, 2015
December 15, 2016
December 15, 2017
December 15, 2018
December 15, 2019
December 15, 2020

The exact stock prices and effective dates may not be set forth in the table above, in which case if the stock price is:

•	between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates based on a 365-day year, as applicable;

•	in excess of $ per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate; and

•	less than $ per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding anything in the indenture to the contrary, we may not increase the conversion rate to more than                 shares per $1,000 principal amount of notes pursuant to the events described in this section, though we will adjust such number of shares for the same events for which we must adjust the conversion rate as described under “—Conversion of Notes—Conversion Rate Adjustments” above.

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Purchase of Notes at Your Option upon a Fundamental Change

If a fundamental change occurs, you will have the option to require us to purchase for cash all or any portion of your notes that is equal to $1,000, or an integral multiple of $1,000, on the day of our choosing that is not less than 20 or more than 35 business days after the date of the fundamental change notice, subject to extension to comply with applicable law (such day, the “fundamental change purchase date”), at a purchase price (the “fundamental change purchase price”) equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to but excluding the fundamental change purchase date (unless the fundamental change purchase date is after a regular record date and on or prior to the interest payment date to which it relates, in which case interest accrued to the interest payment date will be paid to holders of the notes as of such preceding regular record date, and the price we are required to pay to the holder surrendering the note for purchase will be equal to 100% of the principal amount of notes subject to purchase and will not include any accrued and unpaid interest).

We will give the trustee and each holder a written notice of the fundamental change within five business days after the occurrence of such fundamental change (the “fundamental change notice”) and issue a press release announcing the occurrence of such fundamental change (and make the press release available on our website). The fundamental change notice shall state certain specified information, including:

•	the events causing the fundamental change;

•	the effective date of the fundamental change, and whether the fundamental change is a make-whole fundamental change;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the conversion rate and any adjustments to the conversion rate, and the procedures required for exercise of a holder’s right to convert its notes;

•	the procedures required for exercise of the purchase option upon the fundamental change, and the procedures required for withdrawal of any such exercise; and

•	the name and address of the paying and conversion agents.

You must deliver written notice of your exercise of this purchase right to the paying agent during the period between the delivery of the fundamental change notice and the close of business on the second business day immediately preceding the fundamental change purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time until the close of business on the second business day immediately preceding the fundamental change purchase date. If the notes are not in certificated form, the notice given by each holder (and any withdrawal notice) must comply with applicable DTC procedures.

“Fundamental change” means the occurrence of a change in control or a termination of trading.

A “change in control” will be deemed to have occurred if any of the following occurs after the time the notes are originally issued:

(1)	any “person” or “group” within the meaning of Section 13(d) under the Exchange Act (other than us, any of our wholly owned subsidiaries or any of our employee benefit plans) files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock entitled to vote generally in elections of directors;

(2)	the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation, merger or similar transaction involving us pursuant to which our common stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries; provided that a transaction described in clauses (A) or (B) above (i) pursuant to which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, as a result of such transaction, 50% or more of the voting power of all classes of common equity of the surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction, or (ii) effected solely to change our jurisdiction of incorporation or to form a holding company for us and that results in a share exchange or reclassification or similar exchange of the outstanding common stock solely into shares of common stock or other common equity interests of the surviving entity (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ rights) will not constitute a “change in control”; or

(3)	the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of us (whether or not otherwise in compliance with the indenture).

However, notwithstanding the foregoing, a “change in control” will not be deemed to have occurred if at least 90% of the consideration paid for our common stock in a transaction or transactions described under clause (2) of the definition of “change in control” above, excluding cash payments for any fractional share and cash payments made pursuant to dissenters’ appraisal rights, consists of shares of common stock (or other common equity interests or depositary receipts, or similar certificates, representing common equity interests) traded on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors), or will be so traded immediately following such transaction, and, as a result therefrom, such consideration becomes the reference property for the notes.

A “termination of trading” means our common stock (or other reference property into which the notes are convertible) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

The term “all or substantially all” as used in the definition of “change in control” in respect of the sale, lease or transfer of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There is no precise, established definition of the phrase “substantially all”

under applicable law. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of “all or substantially all” of our assets.

We will be required to purchase notes that have been validly surrendered for purchase and not withdrawn on the fundamental change purchase date. You will receive payment of the fundamental change purchase price on the later of the fundamental change purchase date and the time of book-entry transfer or the delivery of your notes. If the paying agent holds money sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and, if the fundamental change purchase date is after a regular record date and on or prior to the related interest payment date, the right of the record holder on such regular record date to receive the related interest payment).

In connection with any offer to purchase the notes in the event of a fundamental change, we will, in accordance with the indenture:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, to the extent any such rules are applicable;

•	file a Schedule TO or any successor or similar schedule under the Exchange Act, if required; and

•	otherwise comply with all applicable federal and state securities laws,

in each case, so as to permit the rights and obligations under this “—Purchase of Notes at Your Option upon a Fundamental Change” section to be exercised in the time and in the manner specified in the indenture.

No notes may be purchased by us at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the purchase date for such fundamental change (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change purchase price with respect to such notes).

The fundamental change purchase feature may make more difficult or discourage a takeover of us. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other similar convertible debt offerings.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including senior indebtedness, outstanding, or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

If a fundamental change were to occur, we may not have sufficient funds to pay the fundamental change purchase price for the notes tendered by holders. We may in the future incur debt that may contain provisions prohibiting purchase of the notes under some circumstances or expressly prohibiting our purchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to purchase the notes or attempt to refinance this debt. If we do not obtain any required consent, we would not be permitted to purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which could constitute an event of default under our senior indebtedness then outstanding, if any, and might constitute a default under the terms of our other indebtedness then outstanding, if any.

Consolidation, Merger and Sale of Assets

We may not consolidate with, enter into a binding share exchange with, or merge with or into, another person or sell, assign, convey, transfer, lease or otherwise dispose of our properties and assets substantially as an entirety to any successor person, unless:

•	we are the surviving person or the successor person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and expressly assumes by supplemental indenture all of our obligations under the notes and the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	other conditions specified in the indenture are met.

Upon any such consolidation, merger or transfer, the resulting, surviving or transferee corporation (if not us) shall succeed to us, and may exercise every right and power of ours, under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.

We shall deliver, or cause to be delivered, to the trustee an officer’s certificate and an opinion of counsel, each to the effect that all conditions precedent and covenants, if any, relating to such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition provided for in the indenture governing the notes have been complied with.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a “change in control” permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default and Remedies

Notwithstanding the provisions under “Description of Securities—Debt Securities—Events of Default and Remedies” in the accompanying prospectus, which will not apply with respect to the notes, each of the following will constitute an event of default under the indenture:

(1)	we fail to pay the principal of any note when due;

(2)	we fail to pay or deliver, as the case may be, the settlement amount owing upon conversion of any note (including any additional shares or cash in lieu thereof) within five days;

(3)	we fail to pay any interest on any note when due, and such failure continues for 30 days;

(4)	we fail to pay the fundamental change purchase price of any note when due;

(5)	we fail to provide notice in accordance with the provisions of the indenture described under “—Purchase of Notes at Your Option upon a Fundamental Change” or “—Conversion of Notes— Conversion upon Specified Corporate Transactions” above when due;

(6)	we fail to perform any other covenant required of us in the indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1) through (5) above) and such failure continues for 60 days after written notice is given in accordance with the indenture;

(7)	any indebtedness for money borrowed by, or any other payment obligation of, us or any of our subsidiaries that is a “significant subsidiary” (or any group of subsidiaries that, taken together, would constitute a “significant subsidiary” as defined in Regulation S-X under the Securities Act), in an outstanding principal amount, individually or in the aggregate, in excess of $20 million is not paid at final maturity (or when otherwise due) or is accelerated, unless such indebtedness is discharged or such acceleration is cured, waived, rescinded, stayed or annulled within a period of 30 days after becoming due and payable;

(8)	we fail or any of our subsidiaries that is a “significant subsidiary” (or any group of subsidiaries that, taken together, would constitute a “significant subsidiary” as defined in Regulation S-X under the Securities Act) fails to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is in excess of $20 million, if the judgments are not paid, discharged or stayed within 30 days; and

(9)	certain events of bankruptcy, insolvency or reorganization of us or any of our subsidiaries that is a “significant subsidiary” (or any group of subsidiaries that, taken together, would constitute a “significant subsidiary” as defined in Regulation S-X under the Securities Act).

If an event of default, other than an event of default described in clause (9) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately by notice to us (with a copy to the trustee). If an event of default described in clause (9) above occurs with respect to us, the principal amount of the notes and accrued and unpaid interest, if any, will automatically become immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances and subject to certain exceptions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived and all amounts owing to the trustee have been paid.

Notwithstanding the foregoing, if we so elect, the sole remedy under the indenture for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) the failure to comply with our reporting obligations to the trustee and the SEC, as described under “—Reports” below (in either case, a “filing failure”), will, for the 180 days after the occurrence of such an event of default, consist exclusively of the right of holders to receive additional interest on the notes at an annual rate equal to (x) for the first 90 days after the occurrence of such an event of default, 0.25% of the aggregate principal amount of the notes to, but not including, the 91st day thereafter, and (y) for the 90 days from, and including, the 91st day after the occurrence of such an event of default, 0.50% of the aggregate principal amount of the notes to, but not including, the 181st day after the occurrence of such an event of default (or, in each case of clauses (x) and (y), if applicable, the earlier date on which the event of default relating to the reporting obligations is cured or waived). Any such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. Any such additional interest will accrue on the notes that are then outstanding from the first day of the event of default to, but excluding, the earlier of (i) the date on which we have made the filings initially giving rise to the filing failure and (ii) the date that is 180 days after the occurrence of the event of default. If the event of default is continuing on the 181st day after an event of default relating to a failure to comply with the reporting obligations described above first occurs, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other events of default.

In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify in writing all holders of record of notes and the trustee and paying agent of such election on or before the date on which such event of default would otherwise occur. Upon our failure to timely give such notice or pay additional interest, the notes will be immediately subject to acceleration as provided above. In no event shall additional interest accrue at a rate per year in excess of 0.25% (during the period described in clause (x) of the immediately preceding paragraph) or 0.50% (during the period described in clause (y) of the immediately preceding paragraph), as applicable, pursuant to the indenture, regardless of the number of events or circumstances giving rise to requirements to pay such additional interest pursuant to the immediately preceding paragraph. With regard to any violation specified in the immediately preceding paragraph, no additional interest shall accrue, and no right to declare the principal or other amounts due and payable in respect of the notes shall exist, after such violation has been cured.

Subject to the trustee’s duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers vested in it by the indenture governing the notes at the request of the holders unless the holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The indenture will provide that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder.

No holder will have any right to institute any proceeding under the indenture or the notes, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture or the notes unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered indemnity or security to the trustee satisfactory to it to institute such proceeding as trustee; and

•	the trustee has failed to institute such proceeding within 60 days after such notice, request and offer and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or interest on any note on or after the applicable due date, the right to convert the note or to receive the consideration due upon conversion or the right of a beneficial owner to exchange its beneficial interest in a global security representing notes for a certificated note if an event of default has occurred and is continuing, in each case, in accordance with the indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

•	we fail to pay the principal of or any interest on any note when due;

•	we fail to pay or deliver the consideration due upon conversion of any note within the time period required by the indenture; or

•	we fail to comply with any of the provisions of the indenture the modification of which would require the consent of the holder of each outstanding note affected.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must give each holder written notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a responsible officer of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee (i) within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year and whether we, to the officers’ knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and (ii) within 30 days after the occurrence thereof, written notice of any events that would constitute defaults, their status and what action we are taking or propose to take in respect thereof.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the fundamental change purchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Payments of the fundamental change purchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

Modification and Waiver

We and the trustee may amend or supplement the indenture with respect to the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). In addition, the holders of a majority in aggregate principal amount of the outstanding notes (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) may waive our compliance in any instance with any provision of the indenture without notice to the other holders of notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding notes affected thereby if such amendment, supplement or waiver would:

•	change the stated maturity of the principal of or any interest on the notes;

•	reduce the principal amount of or interest on the notes;

•	reduce the amount of principal payable upon acceleration of the maturity of the notes;

•	change the currency of payment of principal of or interest on the notes or change any note’s place of payment;

•	impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the notes;

•	modify the provisions with respect to the purchase rights of the holders as described above under “—Purchase of Notes at Your Option upon a Fundamental Change” in a manner adverse to holders of notes;

•	change the ranking of the notes;

•	adversely affect the right of holders to convert notes, or reduce the conversion rate (it being understood that the trustee shall have no responsibility for making a determination as to whether such amendment adversely affects the rights of the holders); or

•	modify provisions with respect to modification, amendment or waiver (including waiver of events of default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected holder of notes.

We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the holders of the notes to:

•	cure any ambiguity, omission, defect or inconsistency;

•	provide for the assumption by a successor corporation of our obligations under the indenture;

•	add guarantees with respect to the notes;

•	secure the notes;

•	add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

•	make any change that does not adversely affect the rights of any holder;

•	upon the occurrence of a share exchange event, solely (i) provide that the notes are convertible into reference property, subject to “—Conversion of Notes—Settlement upon Conversion” above, and (ii) effect the related changes to the terms of the notes described under “—Conversion of Notes—Recapitalizations, Reclassifications and Changes to Our Common Stock” above, in each case, in accordance with the applicable provisions of the indenture or reasonably deemed necessary by us to provide that the notes are convertible into reference property;

•	eliminate, in the aggregate, any one or two settlement methods or, in the case of combination settlement, irrevocably elect a specified dollar amount;

•	appoint a successor trustee with respect to the notes;

•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

•	conform the provisions of the indenture to the “Description of the Notes” section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet as set forth in an officer’s certificate.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to give the holders a written notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or depositing with the trustee or delivering to the holders, as applicable, after all outstanding notes have become due and payable, whether at the stated maturity, at any fundamental change purchase date or upon conversion (and determination of related settlement amounts) or otherwise, cash or (in the case of conversion) cash and shares of our common stock, if any, sufficient to pay all of the outstanding notes or satisfy our conversion obligations, as the case may be, and pay all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Transfer, Exchange and Conversion

We will maintain an office or agency in the continental United States where the notes may be presented for registration of transfer, exchange or conversion. This office will initially be an office or agency of the trustee. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but any tax or similar governmental charge required by law or permitted by the indenture because a holder requests any shares to be issued in a name other than such holder’s name will be paid by such holder. We are not required to transfer or exchange any note surrendered for purchase or conversion except for any portion of that note not being purchased or converted, as the case may be.

We reserve the right to:

•	vary or terminate the appointment of the registrar, paying agent or conversion agent;

•	act as the paying agent;

•	appoint additional paying agents or conversion agents; or

•	approve any change in the office through which any registrar or any paying agent or conversion agent acts.

Payment and Paying Agents

Payments in respect of the principal and interest on global securities representing the notes registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the indenture. In the case of certificated notes, payments will be made in U.S. dollars at the office of the trustee or, at our option, by check mailed to the holder’s registered address (or, if requested by a holder of more than $2,000,000 principal amount of notes, by wire transfer to the account designated by such holder). We will make any required interest payments to the person in whose name each note is registered at the close of business on the record date for the interest payment.

The trustee will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts or we may act as paying agent.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent (if other than us) shall pay to us upon written request any money held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Purchase and Cancellation

The registrar, paying agent and conversion agent (if other than the trustee) will forward to the trustee any notes surrendered to them by holders for transfer, exchange, payment or conversion. All notes delivered to the trustee shall be cancelled promptly by the trustee in the manner provided in the indenture and may not be reissued or resold. No notes shall be authenticated in exchange for any notes cancelled, except as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), purchase notes in the open market or by tender offer at any price or by private agreement. We will cause any notes so purchased (other than notes purchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be furnished to the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be furnished to the trustee as of the time such documents are filed via EDGAR, it being understood that the trustee shall have no liability whatsoever to determine if such filings have been made.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost notes at the expense of the holder upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Calculations in Respect of the Notes

Subject to the immediately following paragraph, we and any agents we may engage will be responsible for making many of the calculations called for under the indenture and the notes. These calculations include, but are not limited to, determinations of the closing sale price of our common stock, the trading price of the notes, any adjustments to the conversion rate, the consideration deliverable in respect of any conversion and accrued interest payable on the notes and whether the notes are convertible. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder upon the request of that holder.

The trustee (including in its capacities as bid solicitation agent, conversion agent, paying agent and registrar) shall have no responsibility to determine the trading price of the notes or whether the notes are convertible or otherwise to make any of the foregoing calculations or determinations.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given to the addresses as they appear in the security register and, in the case of global securities, in accordance with applicable DTC procedures. Notices will be deemed to have been given on the date of such mailing or electronic delivery. Whenever a notice is required to be given by us, such notice may be given by the trustee on our behalf (and we will make any notice we are required to give to holders available on our website). We will provide written notice to the trustee and the conversion agent whenever the notes become subject to conversion.

Governing Law

The indenture governing the notes provides that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the internal laws of the State of New York.

The indenture governing the notes provides that we, the trustee, and each holder of a note by its acceptance thereof, irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture governing the notes, the notes or any transaction contemplated thereby.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. has agreed to serve as the trustee under the indenture. The trustee will be permitted to deal with us and our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Book-Entry, Delivery and Form

We will initially issue the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive, fully registered, certificated form, referred to as “certificated securities,” will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC, referred to as “participants,” and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies, referred to as the “indirect participants,” that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Book-Entry Procedures for the Global Securities

We expect that, pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, and any interest on, the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any of its or our respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, or any interest on, the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Neither we, the trustee nor any of its or our respective agents will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, (i) DTC will exchange the global security for certificated securities that it will distribute to its participants if (a) DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global securities and a successor depositary is not appointed within 90 days; or (b) DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or (ii) if an event of default with respect to the notes has occurred and is continuing and any beneficial owner requests that its notes be issued in physical, certificated form, DTC will exchange the corresponding portion of the global security for physical, certificated securities which it will distribute to such beneficial owners.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee nor any of its or our respective agents will have any responsibility, or liability, for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF OUR CAPITAL STOCK

Our authorized capital stock consists of 50,000,000 common shares par value $0.001, and 5,000,000 preferred shares, par value $0.001. The shares of our common stock are divided into two classes, consisting of 47,500,000 shares of voting common stock and 2,500,000 shares of nonvoting Class A common stock. Our certificate of incorporation, as amended to date, does not authorize any other classes of capital stock.

As of November 24, 2014, 34,432,329 shares of our common stock were outstanding and held of record by approximately 433 holders. No shares of Class A common stock are currently outstanding, and we currently have no plans to issue any shares of Class A common stock.

Shares of Our Common Stock

Voting. Except as otherwise required by law (and subject to the rights of any other outstanding capital stock under our certificate of incorporation), each outstanding share of common stock is entitled to vote on each matter on which our stockholders are entitled to vote, and each holder thereof shall be entitled to one vote for each share of common stock held by such holder. Holders of common shares do not have cumulative voting rights.

Dividends. Our Board of Directors may cause dividends to be paid to holders of our common shares out of funds legally available for the payment of dividends.

Other Rights. Holders of our common stock do not have any preemptive, subscription or conversion rights under our certificate of incorporation.

Our common stock is listed on The NASDAQ Global Select Market under the ticker symbol “QDEL.” American Stock Transfer & Trust Company is the Transfer Agent and Registrar for our common stock.

Preferred Shares

Our Board of Directors is authorized to issue from time to time, without further vote or action by our stockholders, up to an aggregate of 5,000,000 preferred shares in one or more series. Our Board of Directors is authorized, within the limitations and restrictions stated in our certificate of incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed on any wholly unissued series of preferred shares, and the number of shares constituting such series and the designation thereof. Our Board of Directors designated 50,000 preferred shares as Series C Junior Participating Preferred Stock. No preferred shares are currently outstanding.

We currently have no plans to issue any preferred shares, but we believe that the ability to issue preferred shares without the expense and delay of a special stockholders’ meeting will provide us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. Our Board of Directors could issue preferred shares having voting, dividend and liquidation rights superior to those of our common stock, which could adversely affect the voting power of the holders of our common stock, including the loss of voting control to others, and delay, defer or prevent a change in control of us without further action by the stockholders. This could discourage an acquisition attempt or other transaction which stockholders might believe to be in their best interests or in which they might receive a premium for their stock over the then market price of the stock.

If our Board of Directors were to issue a new series of preferred shares, the issuance of such shares could:

•	decrease the amount of earnings and assets available for distribution to common stockholders;

•	make removal of our management more difficult;

•	result in further restrictions on the payment of dividends and other distributions to common stockholders;

•	delay or prevent a change in control of our company; and

•	limit the price that investors are willing to pay in the future for shares of our common stock.

Effect of Certain Provisions of our Governing Documents

Our bylaws provide that special meetings of the stockholders may only be called by stockholders of record, as of the record date fixed as provided therein, holding in the aggregate not less than 50% of the voting power of our issued and outstanding capital stock. In addition, our bylaws establish an advance written notice procedure for stockholders seeking to nominate candidates for election to our Board of Directors or to propose matters to be acted upon at stockholders’ meetings. As a result, these provisions of our bylaws may delay stockholder actions with respect to business combinations or a change in management and may make it more difficult for third parties to acquire control of us.

Copies of our certificate of incorporation and bylaws, each as amended, have been filed with and are publicly available at or from the SEC as described under the heading “Where You Can Find Additional Information.”

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes, and where noted, our common stock received upon a conversion of the notes, as of the date of this prospectus supplement. This summary applies only to beneficial owners of the notes who purchase the notes in this offering at the “issue price” (the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and who hold the notes, or common stock received upon conversion of the notes, as a capital asset. This summary does not discuss any state, local or foreign tax consequences, nor does it deal with beneficial owners of the notes or common stock received upon conversion of the notes that may be subject to special treatment for U.S. federal income tax purposes. For example, this summary does not address:

•	tax consequences to beneficial owners who are dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

•	tax consequences to beneficial owners holding the notes or common stock as part of a hedging, integrated, constructive sale or conversion transaction, or a straddle or persons deemed to sell notes or shares of common stock under the constructive sale provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

•	tax consequences to certain former citizens or residents of the United States;

•	tax consequences to partnerships or other pass-through entities and investors in such entities;

•	tax consequences to beneficial owners that are controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax consequences to U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar; or

•	U.S. federal estate, gift or alternative minimum tax consequences, if any.

The discussion below is based upon the provisions of the Code and U.S. Treasury regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps with retroactive effect, or may be interpreted differently, so as to result in U.S. federal income tax considerations different from those discussed below.

A ‘‘non-U.S. holder’’ is a beneficial owner of the notes or the common stock received upon conversion of the notes that is not a U.S. holder or an entity treated as a partnership for U.S. federal income tax purposes.

If an owner of notes or common stock is an entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are such an entity, or a partner in such an entity, you should consult your own tax advisor.

No rulings have been sought or are expected to be sought from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax considerations discussed below. As a result, we cannot assure you that the IRS will agree with the tax consequences described below.

Prospective investors should consult their own tax advisor concerning the U.S. federal income tax consequences in light of their particular situation and any consequences arising under U.S. federal estate and gift tax laws and the laws of any other taxing jurisdiction.

U.S. Holders

The following discussion is a summary of certain material U.S. federal income tax considerations that will apply to you if you are a U.S. holder of notes or shares of our common stock received upon conversion of the notes. For purposes of this discussion, a U.S. holder is a beneficial owner of a note or common stock that is for U.S. federal tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons has authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Interest On the Notes

It is expected that the notes will be issued without original issue discount for federal income tax purposes, and the remainder of this discussion assumes that is the case. Accordingly, stated interest on the notes will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrues in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

Additional Interest

In certain circumstances, we may be required to pay additional interest on the notes as described under the heading “Description of the Notes.” Because we believe that the possibility that any such payment will be made is remote, we intend to take the position (and this discussion assumes) that the notes will not be treated as contingent payment debt instruments. Assuming our position is respected, if you are a U.S. holder, you would be required to include in income such additional interest at the time payments are received or accrued, in accordance with your usual method of accounting for U.S. federal income tax purposes.

Our determination that this contingency is remote is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable U.S. Treasury regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take the position that the possibility of a payment of additional interest is not remote, in which case the character and amount of taxable income in respect of the notes may be different from that described above. You should consult your own tax advisor regarding the application of these rules.

Constructive Distributions

The conversion price of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a taxable deemed distribution to you for U.S. federal income tax purposes. However, adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes will generally not be considered to result in a deemed distribution to you. Conversion rate adjustments arising from a stock split or a stock dividend are generally considered to be pursuant to a bona fide reasonable adjustment formula and thus will not give rise to a deemed dividend. However, certain of the possible conversion rate adjustments (generally including adjustments to the conversion rate to compensate holders for distributions of cash or property to our stockholders) will not qualify as being pursuant to a bona fide reasonable adjustment formula.

Any deemed distribution to you will be subject to U.S. federal income tax in the same manner as an actual distribution received by you, as described under “—U.S. Holders—Distributions on Our Common Stock” below, even though you have not received any cash or other property as a result of such adjustments. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends received. It is also unclear whether corporate U.S. holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by you would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on your behalf (e.g., because you failed to establish an exemption from backup withholding taxes), we may, at our option, set-off any such payment against payments of interest on the notes or payments of cash and common stock payable on the notes. You should carefully review the conversion rate adjustment provisions and consult your own tax advisor with respect to the tax consequences of any such adjustment (or failure to make an adjustment).

Sale, Exchange, Redemption or Other Disposition of the Notes

Upon the sale, exchange, redemption, or other taxable disposition (other than a conversion solely into our common stock or a combination of our common stock and cash as described below) of a note, you will generally recognize gain or loss equal to the difference between your amount realized (including the amount of cash and the fair market value of property, if any, received, less accrued but unpaid interest which will be taxable as such) and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be equal to the amount you paid for the note. Any gain you recognize generally will be treated as capital gain. Any loss you recognize will be treated as a capital loss. The deductibility of capital losses is subject to limitations. Any capital gain or loss that you recognize will be long-term capital gain or loss if your holding period in the notes at the time of such disposition is more than one year. Long-term capital gain of a non-corporate U.S. holder is eligible for a reduced rate of tax.

Conversion of the Notes

Conversion of the Notes Into Cash

If you receive solely cash or property other than our common stock on the conversion of your notes, you will generally be subject to the rules described under “—U.S. Holders—Sale, Exchange, Redemption or Other Disposition of the Notes.”

Conversion of Notes Solely Into Common Stock

A U.S. holder will not recognize any income, gain or loss with respect to the conversion of notes into common stock, except with respect to any cash received in lieu of a fractional share of common stock or any common stock attributable to accrued interest (which will be treated in the manner described below). A U.S. holder’s tax basis in the stock received upon conversion generally would be equal to the holder’s tax basis in the note. A U.S. holder’s holding period for such common stock generally would include the U.S. holder’s holding period of the note exchanged.

Conversion of the Notes Into a Combination of Our Common Stock and Cash

If you receive a combination of cash and our common stock upon the conversion of your notes, the U.S. federal income tax treatment to you is not entirely clear. You should consult your tax advisor to determine the correct treatment. It is possible that the conversion may be treated as a recapitalization or as a partially taxable exchange, as briefly discussed below.

Possible Treatment as a Recapitalization

If a combination of cash and common stock is received by a U.S. holder upon conversion of a note, and the notes constitute securities for U.S. federal income tax purposes, the conversion may be treated as a recapitalization. In such event, you will be required to recognize gain realized on the conversion as described below, but would not be allowed to recognize any loss. Accordingly, such tax treatment may be less favorable to a U.S. holder than if the conversion were treated as part conversion and part redemption, as described below. If the conversion constitutes a recapitalization, a U.S. holder generally would recognize gain (but not loss) in an amount equal to the lesser of:

(i) the amount of cash received on conversion (other than cash in lieu of a fractional share and any portion of the payment which is attributable to accrued and unpaid interest, which will be treated in the manner described below), or

(ii) the excess, if any, of the fair market value of the common stock (treating fractional shares as received for this purpose) and cash payment (other than any cash received in lieu of fractional shares received in the conversion and other than any cash or common stock attributable to accrued but unpaid interest) over your adjusted tax basis in the note at the time of the conversion. Your tax basis in the common stock received (including any hypothetical fractional share deemed to be received by you), other than any common stock received with respect to accrued but unpaid interest, will be the same as your tax basis in the note that was converted, increased by the amount of gain recognized, if any, upon conversion (other than gain realized as a result of cash received in lieu of fractional shares) and reduced by the amount of the cash payment (other than cash in lieu of a fractional share and cash attributable to accrued but unpaid interest). Your holding period in the common stock received upon the conversion of the note (other than any common stock received with respect to accrued but unpaid interest) would include the holding period of the note exchanged. Gain recognized will be long-term capital gain if your holding period in the notes at the time of conversion is more than one year. Long-term capital gain of a non-corporate U.S. holder is eligible for a reduced rate of tax.

Possible Treatment as Part Conversion and Part Redemption

The conversion of a note into our common stock and cash may be treated for U.S. federal income tax purposes as in part a conversion into stock and in part a payment in redemption of a portion of the notes. In such event, you would not recognize any income, gain or loss with respect to the portion of the notes considered to be converted into common stock, except with respect to any cash received in lieu of a fractional share of common stock or any common stock attributable to accrued but unpaid interest (which will be treated in the manner described below). Your tax basis in the stock received upon conversion generally would be equal to the portion of your tax basis in a note allocable to the portion of the note deemed converted. Your holding period for such common stock generally would include your holding period of the note exchanged.

With respect to part of the conversion that would be treated under this characterization as a payment in redemption of the remaining portion of the note, the U.S. holder would be subject to tax on such proceeds as described above in “—U.S. Holders—Sale, Exchange, Redemption or Other Disposition of the Notes.”

Although the law on this point is not entirely clear, a holder may allocate its tax basis in a note among the portion of the note that is deemed to have been converted and the portion of the note that is deemed to have been redeemed based on the relative fair market value of common stock and the amount of cash received upon conversion. In light of the uncertainty in the law, holders are urged to consult their own tax advisors regarding such basis allocation.

Treatment of Cash in Lieu of a Fractional Share

Cash received in lieu of a fractional share of common stock upon conversion will be treated as if we issued such fractional share upon conversion and repurchased it for the amount of the cash received. In general, you will recognize capital gain to the extent the amount of such cash exceeds your basis in the hypothetical fractional share (which will be the portion of your adjusted basis in the common stock received that is attributable to the fractional share) or capital loss to the extent the amount of your basis in the hypothetical fractional share exceeds the cash. Such gain or loss will be long-term capital gain or loss if your holding period in the note at the time of conversion is more than one year. Long-term capital gain of a non-corporate U.S. holder is eligible for a reduced rate of tax.

Treatment of Amounts Attributable to Accrued Interest

Any cash and the value of any portion of common stock that is attributable to accrued but unpaid interest on the notes not previously included in income would be taxed as ordinary income. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued interest would begin the day after the date of conversion.

You are urged to consult your tax advisor with respect to the U.S. federal income tax consequences resulting from the exchange of notes into a combination of cash and our common stock.

Distributions on Our Common Stock

Distributions, if any, made with respect to our common stock that is received upon the conversion of a note will constitute dividends to the extent made out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. If any such distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder will be eligible for the dividends received deduction if the U.S. holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. holder will qualify for taxation at reduced rates if the U.S. holder meets certain holding period and other applicable requirements.

Sale or Other Disposition of Our Common Stock

You generally will recognize capital gain or loss on the sale or other taxable disposition of our common stock that is received upon the conversion of a note equal to the difference between the amount realized and your tax basis in the common stock. Any capital gain or loss that you recognize will be long-term capital gain or loss if your holding period in the stock at the time of such disposition is more than one year. Long-term capital gain of a non-corporate U.S. holder is eligible for a reduced rate of tax. The deductibility of capital losses is subject to limitations.

Medicare Tax

A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes interest income, dividends, and net gains from the disposition of the notes or common stock received upon conversion of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes and common stock received upon the conversion of the notes.

Backup Withholding and Information Reporting

If you are a U.S. holder of notes or common stock received upon a conversion of the notes, information reporting requirements will generally apply to payments of interest on the notes and dividends on the shares of such common stock and to the proceeds from a sale of a note or such common stock received by you, unless you are a recipient which is exempt from information reporting requirements. In addition, backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number and certain other information, or a certification of exempt status, or if you fail to report in full interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

The following is a summary of certain material U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of notes or common stock received upon a conversion of the notes.

Interest on the Notes

Subject to the discussion of backup withholding and FATCA below, if you are a non-U.S. holder, payments of interest on the notes generally will be exempt from U.S. federal withholding tax or U.S. federal income tax if you properly certify as to your foreign status as described below, and:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	you are not a “controlled foreign corporation” that is related to us (actually or constructively) through sufficient stock ownership;

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•	interest on the notes is not effectively connected with a trade or business conducted by you in the United States (and, if required by an applicable income tax treaty, is not attributable to your permanent establishment or fixed base in the United States).

The exemption from withholding described above and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or Form W-8BEN-E (or successor form) or appropriate substitute form to us or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you (including amounts received upon conversion that are attributable to accrued and unpaid interest) will be subject to a 30% U.S. withholding tax, unless: (i) you provide us with a properly executed IRS Form W-8BEN or Form W-8BEN-E (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of an income tax treaty, or (ii) the payments of interest are effectively connected with a trade or business conducted by you in the United States (and, if required by an applicable tax treaty, are attributable to your permanent establishment or fixed base in the United States) and you meet the certification requirements described below by providing a properly executed IRS Form W-8ECI.

If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business (and, if required by an applicable tax treaty, is attributable to your permanent establishment or fixed base in the United States), you will be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax) on that interest income on a net basis at applicable individual or corporate rates generally in the same manner as if you were a U.S. holder as described above under “—U.S. Holders—Interest on the Notes.” In addition, if you are a foreign corporation, you may also be subject to a “branch profits tax” equal to 30% (or lower rate under an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with a trade or business conducted by you in the United States. For this purpose, such interest will be included in your earnings and profits.

Additional Interest

We may be required to pay additional interest to you in certain circumstances. For a discussion of the impact of additional interest on the notes, see the discussion under “—U.S. Holders—Additional Interest.” It is possible that such payments might be subject to U.S. federal withholding tax at a rate of 30% or lower treaty rate, if applicable. You should consult with your own tax advisors as to the tax considerations that relate to the potential additional interest payments.

Constructive Distributions

Under certain circumstances, you may be deemed to have received a constructive dividend (see “—U.S. Holders—Constructive Distributions” above). Any such constructive distribution received by you will be treated in the same manner as an actual dividend received by you, as discussed below under “—Non-U.S. Holders—Distributions on Our Common Stock.” In addition, under proposed regulations relating to certain “dividend equivalent” payments, an adjustment to the conversion rate of the notes as a result of a dividend on our common stock may be taxable as a dividend, but subject to withholding tax at a different time or in a different amount than taxable constructive distributions. However, in Notice 2014-14, the Treasury Department and the Internal Revenue Service stated their intent to limit the application of the proposed regulations to instruments issued on or after 90 days after the date of publication of final regulations. Accordingly, the proposed regulations, if finalized, generally should not apply to the notes. Because a constructive dividend or dividend equivalent received by you would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on your behalf with respect to amounts which are includible in your income but which are not paid in cash, we or the withholding agent may set off any such withholding tax against any other payments owed to you or other assets, including cash payments of interest payable on the notes, shares of common stock or cash payable upon conversion, or proceeds from a sale subsequently paid or credited to you. If we deduct, or such withholding agent deducts, any such amount from interest payments on your notes under these circumstances, you should consult your own tax advisor as to whether you can obtain a refund for all or a portion of any tax withheld.

Sale, Exchange, Redemption, Conversion or Other Taxable Disposition of the Notes

Subject to the discussion of backup withholding and FATCA below, you generally will not be subject to U.S. federal income tax on any gain on the sale, exchange, redemption, or other taxable disposition of a note (including upon a conversion of the notes into shares of common stock that is treated as a taxable event, see “—U.S. Holders—Conversion of Notes”) unless:

•	the gain is effectively connected with a trade or business conducted by you in the United States (and, if required by an applicable tax treaty, is attributable to your permanent establishment or fixed base in the United States);

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•	we are, or were within the shorter of the five-year period preceding such disposition and the period you held the note, a “United States real property holding corporation,” as discussed below.

We believe that we currently are not, and will not become, a United States real property holding corporation.

If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale, exchange, redemption conversion or other taxable disposition under regular graduated U.S. federal income tax rates generally in the same manner as if you were a U.S. person as defined under the Code. If you are a foreign corporation that falls under the first bullet point above, you may also be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits for that taxable year, or at such lower rate as may be specified by an applicable income tax treaty. If you are an individual described in the second bullet point above, you will be subject to a flat 30% U.S. federal withholding tax on the gain derived from the sale, exchange, redemption or other taxable disposition, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States.

Any cash and the value of any common stock which you receive on the conversion of a note that is attributable to accrued but unpaid interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “—Non-U.S. Holders—Interest on the Notes.”

Non-U.S. holders that meet any of the ownership requirements discussed above are strongly encouraged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of notes and common stock.

Distributions on Our Common Stock

Any dividends paid to you with respect to the shares of common stock will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with a trade or business conducted by you in the United States (and, if required by an applicable tax treaty, are attributable to your permanent establishment or fixed base in the United States) are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates generally in the same manner as if you were a U.S. holder as described above under “—U.S. Holders—Distributions on Our Common Stock.” Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, also be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

In order to claim the benefit of a tax treaty or to claim an exemption from this withholding tax on effectively connected dividends, you must provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) for treaty benefits or IRS Form W-8ECI (or successor form) for effectively connected dividends, prior to the payment of dividends. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange, or Redemption of Shares of Common Stock

Subject to the discussion on backup withholding and FATCA below, you will generally not be subject to U.S. federal income tax on any gains realized on the sale or exchange or other disposition of common stock unless one of the exceptions described in “—Non-U.S. Holders—Sale, Exchange, Redemption, Conversion or Other Taxable Disposition of the Notes” above is applicable to you.

Backup Withholding and Information Reporting

If you are a non-U.S. holder, payments of interest on a note and dividends on common stock, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you are considered to reside.

U.S. backup withholding tax generally will not apply to payments to you if a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) is duly provided by you or you otherwise establish an exemption, provided that the applicable payor does not have actual knowledge or reason to know that the form is incorrect.

In addition, if you are a non-U.S. holder you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note or shares of common stock within the United States or conducted through certain financial intermediaries, if the applicable payor receives the certification described above, provided that the applicable payor does not have actual knowledge or reason to know that the form is incorrect, or if you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Legislation was enacted in 2010, contained in Sections 1471 through 1474 of the Code (“FATCA”), that generally will impose a 30% U.S. federal withholding tax on withholdable payments (as defined below) made to a foreign financial institution, unless such institution enters into an agreement with the Department of Treasury to, among other things, collect and provide to it substantial information regarding such institution’s United States financial account holders, including certain account holders that are foreign entities with United States owners. The legislation also generally imposes a 30% U.S. federal withholding tax on withholdable payments to a non-financial foreign entity unless such entity provides the paying agent with a certification that it does not have any substantial United States owners or a certification identifying the direct and indirect substantial United States owners of the entity. “Withholdable payments” include payments of interest and dividend payments from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States, unless the payments of interest, dividends or gross proceeds are effectively connected with the conduct of a United States trade or business and taxed as such. These withholding and reporting requirements will apply currently with respect to interest on the notes and dividends on the common stock, but will not apply to withholding on gross proceeds on the sale or other taxable disposition of the notes or common stock until January 1, 2017. If you are located in a jurisdiction that has an intergovernmental agreement with the United States governing FATCA, you may be subject to different rules. Prospective investors are urged to consult their own tax advisors regarding the application of the legislation and regulations to the notes and common stock.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
J.P. Morgan Securities LLC

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes at a price of             % of the principal amount of notes, plus accrued interest from the original issue date of the notes, if any, and to dealers at that price less a concession not in excess of              % of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information presents both no exercise and full exercise by the underwriters of their option to purchase additional notes.

	Per Note	Without Option	With Option
Public offering price	%	$	$
Underwriting discount	%	$	$
Proceeds, before expenses, to us	%	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $600,000 and are payable by us. The underwriters have agreed to reimburse us for certain of our expenses incurred in connection with this offering.

Option to Purchase Additional Notes

We have granted an option to the underwriters to purchase up to an additional $22,500,000 principal amount of the notes at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement, solely to cover over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase an additional principal amount of the notes proportionate to that underwriter’s initial amount reflected in the above table.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

The NASDAQ Global Select Market Listing

Our shares of common stock are listed on The Nasdaq Global Select Market under the ticker symbol “QDEL.”

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

No Sales of Similar Securities

We and our executive officers and directors have agreed, with certain limited exceptions, that we and they will not, for a period of 60 days after the date of this prospectus supplement, without first obtaining the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to any common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to our common stock and to securities convertible into or exchangeable or exercisable for our common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. Notwithstanding the above, this lock-up provision will not apply to us with respect to, among other things, (1) the issuance of the notes offered by this prospectus supplement or any shares of common stock issuable upon conversion thereof, (2) any shares of our common stock issued upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus supplement, (3) any shares of our common stock issued or options to purchase common stock or restricted stock units granted pursuant to our existing employee benefit plans existing on the date of this prospectus supplement, or (4) any shares of our common stock issued or options to purchase common stock or restricted stock units granted pursuant to any non-employee director stock plan or dividend reinvestment plan existing on the date of this prospectus supplement. In addition, this lock-up provision will not apply to our directors and officers with respect to, among other things, (1) transfers by bona fide gift, or to any trust for the direct or indirect benefit of the director or officer or an immediate family member, or to any immediate family member of the director or officer, or to an affiliate or to any investment fund or other entity controlled or managed by the director or officer, provided that, in each case, the transferee or donee agrees in writing to be bound by the lock-up restrictions described above, the transfer does not involve a disposition for value, no filing under the Exchange Act is required or voluntarily made during the lock-up period and no public filing or report regarding such transfer is otherwise made and (2) the exercise of stock options held by the director or officer through surrender to us of shares of our common stock or in connection with the partial or full settlement of any withholding tax obligation of the director or officer through surrender to us of shares of our common stock. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell the notes or shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional notes described above. The underwriters may close out any covered short position by either exercising their option to purchase additional notes or purchasing notes in the open market. In determining the source of notes to close out the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of notes or shares of our common stock made by the underwriters in the open market to peg, fix or maintain the price of the notes or our common stock prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes or our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is a lender under our senior credit facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Some of the underwriters or their affiliates have a lending relationship with us and certain of the underwriters or their affiliates routinely hedge, or may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any notes or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing the Prospectus Directive. In the case of any notes being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the notes acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any notes to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale. The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus supplement is not a prospectus for the purposes of the EU’s Directive 2003/71/EC (the “PD”) and has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including the 2010 PD Amending Directive) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)), in connection with the issue or sale of the notes, may only be, communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

Anything done in relation to the notes in, from or otherwise involving the United Kingdom, may only be done in compliance with all applicable provisions of the FSMA.

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who (i) have professional experience in matters relating to investments and falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) who are high net worth companies falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it may otherwise be lawfully communicated) pursuant to the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of the notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act.

Further, any shares of common stock issued on conversion of the notes must not be offered for sale in Australia in the period of 12 months after the date of issue of those shares of common stock except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring notes or shares of common stock must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP will issue an opinion with respect to the validity of the notes offered hereby. Sidley Austin LLP of New York, New York is acting as counsel to the underwriter.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of our internal control over financial reporting as of December 31, 2013, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. Copies of these reports are available to the public from commercial document retrieval services and are also available at the SEC’s website as noted below. You may read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site that contains reports, proxy statements, information statements and other information about issuers, like Quidel Corporation, who file electronically with the SEC. The address of that web site is www.sec.gov. The website, and, except as expressly incorporated herein, the information contained therein, is not a part of this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement. We incorporate by reference the information and documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014;

•	our Current Reports on Form 8-K filed February 28, 2014, May 7, 2014 and November 19, 2014; and

•	the description of our common stock contained in the Registration Statement on Form 8-A dated February 28, 1983, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all documents that we file in the future with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the sale of all securities registered hereunder or termination of the registration statement. Nothing in this prospectus supplement shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Quidel Corporation

Attn: Corporate Secretary

12544 High Bluff Drive

Suite 200

San Diego, California 92130

(858) 552-1100

Statements contained in this prospectus supplement as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed by us with the SEC, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

PROSPECTUS

Debt Securities

Common Shares

Preferred Shares

Warrants

Depositary Shares

Rights

Stock Purchase Contracts

Stock Purchase Units

Units

This prospectus provides a general description of the following securities that may be offered hereunder from time to time: Quidel Corporation’s debt securities, common shares (both common stock and Class A common stock), preferred shares, depositary shares, warrants, rights, stock purchase contracts, stock purchase units and units of these securities. The debt securities may consist of debentures, notes or other kinds of debt. The debt securities, preferred shares, warrants, rights, stock purchase contracts, stock purchase units and units may be convertible or exchangeable or exercisable for common or preferred shares or other securities offered hereunder. Each time we sell securities hereunder, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, or on a continuous or delayed basis. These securities also may be resold by security holders.

The common stock of Quidel Corporation is listed on The NASDAQ Global Select Market under the ticker symbol “QDEL.”

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 3 of this prospectus, in the applicable prospectus supplement we will deliver with this prospectus and in the documents incorporated herein and therein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 1, 2014.

Unless otherwise indicated or the context otherwise requires, the terms “Quidel,” “Registrant,” “we,” “us” and “our” refer to Quidel Corporation, a Delaware corporation, and its predecessors and subsidiaries.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

We have not authorized anyone to give any information or make any representation about us that is different from or in addition to, that contained in this prospectus, including in any of the materials that we have incorporated by reference into this prospectus, any accompanying prospectus supplement, and any free writing prospectus prepared or authorized by us. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. Neither the delivery of this prospectus or the documents incorporated by reference in this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may, at any time and from time to time, offer any of the securities described in this prospectus or any combination thereof in one or more offerings. The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities of Quidel Corporation;

•	common shares of Quidel Corporation (both common stock and Class A common stock);

•	preferred shares of Quidel Corporation;

•	depositary shares of Quidel Corporation;

•	warrants entitling the holders to purchase common shares, preferred shares or debt securities of Quidel Corporation or other securities being registered;

•	rights to purchase common shares of Quidel Corporation or other securities being registered;

•	stock purchase contracts issued by Quidel Corporation;

•	stock purchase units issued by Quidel Corporation; and

•	units consisting of any of the above securities.

The debt securities, Class A common stock, preferred shares, warrants, rights, stock purchase contracts, stock purchase units and units may be convertible or exchangeable or exercisable for common stock or preferred shares or other securities offered hereunder.

This prospectus provides a general description of the securities we may offer hereunder. Each time we sell securities hereunder, we will describe in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement, we will include, among other items, the following information:

•	the type and amount of securities that we propose to sell;

•	the public offering price of the securities;

•	the names of any underwriters, agents or dealers through or to which the securities will be sold;

•	any compensation of those underwriters, agents or dealers;

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	any risk factors applicable to the securities that we propose to sell;

•	information about the selling security holders, if any; and

•	any other material information about the offering and sale of the securities.

In addition, the prospectus supplement may add, update or change the information contained in this prospectus.

As a well-known seasoned issuer under the rules of the SEC, the offering of the securities described in this prospectus may be sold in primary offerings by us or in secondary offerings on behalf of selling security holders.

THE COMPANY

We have a leadership position in the development, manufacturing and marketing of rapid diagnostic testing solutions. These diagnostic testing solutions primarily include applications in infectious diseases, women’s health and gastrointestinal diseases. We sell our products directly to end users and distributors, in each case, for professional use in physician offices, hospitals, clinical laboratories, reference laboratories, leading universities, retail clinics and wellness screening centers. We market our products in the United States through a network of national and regional distributors, and a direct sales force. Internationally, we sell and market primarily through distributor arrangements.

We commenced our operations in 1979 and launched our first products, dipstick-based pregnancy tests, in 1983. Since such time, our product base and technology platforms have expanded through internal development and acquisitions of other products, technologies and companies. Our diagnostic solutions aid in the detection and diagnosis of many critical diseases and other medical conditions, including infectious diseases, women’s health, autoimmune diseases, bone health, thyroid diseases, and fecal occult blood. In February 2010, we expanded our operations through the acquisition of Diagnostic Hybrids, Inc. (“DHI”), a privately-held, in vitro diagnostics (“IVD”) company, based in Athens, Ohio. DHI is a market leader in the manufacturing and commercialization of FDA cleared direct fluorescent IVD assays used in hospitals and reference laboratories for a variety of diseases, including certain viral infections and thyroid diseases.

We are incorporated in the State of Delaware. Our executive offices are located at 12544 High Bluff Drive, Suite 200, San Diego, California 92130, and our telephone number is (858) 552-1100, and our website is www.quidel.com. Our website, and the information contained therein, is not a part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in this prospectus and the prospectus supplement, including in our Annual Report on Form 10-K and any updates described in our Quarterly Reports on Form 10-Q or other documents filed by us with the SEC. It is not possible to predict or identify all such risks. Consequently, we could also be affected by additional factors that are not presently known to us or that we currently consider to be immaterial to our operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, fluctuations in our operating results resulting from seasonality; the timing of the onset, length and severity of cold and flu seasons; government and media attention focused on influenza and the related potential impact on humans from novel influenza viruses; adverse changes in competitive conditions in domestic and international markets; the reimbursement system currently in place and future changes to that system; changes in economic conditions in our domestic and international markets; changes in sales levels as it relates to the absorption of our fixed costs; lower than anticipated market penetration of our products; the quantity of our product in our distributors’ inventory or distribution channels; changes in the buying patterns of our distributors; changes in the health care market and consolidation of our customer base; our development and protection of intellectual property; our development of new technologies, products and markets; our reliance on a limited number of key distributors; our reliance on sales of our influenza diagnostics tests; our ability to manage our growth strategy, including our ability to integrate companies or technologies we have acquired or may acquire; intellectual property risks, including but not limited to, infringement litigation; limitations and covenants in our senior credit facility; that we may incur significant additional indebtedness; our need for additional funds to finance our operating needs; volatility and disruption in the global capital and credit markets; acceptance of our products among physicians and other healthcare providers; competition with other providers of diagnostic products; adverse actions or delays in new product reviews or related to currently-marketed products by the U.S. Food and Drug Administration (the “FDA”); changes in government policies; compliance with other government regulations, such as safe working conditions, manufacturing practices, environmental protection, fire hazard and disposal of hazardous substances; third-party reimbursement policies; our ability to meet demand for our products; interruptions in our supply of raw materials; product defects; business risks not covered by insurance and exposure to other litigation claims; interruption to our computer systems; competition for and loss of management and key personnel; international risks, including but not limited to, compliance with product registration requirements, exposure to currency exchange fluctuations and foreign currency exchange risk sharing arrangements, longer payment cycles, lower selling prices and greater difficulty in collecting accounts receivable, reduced protection of intellectual property rights, political and economic instability, taxes, and diversion of lower priced international products into US markets; volatility in our stock price; dilution resulting from future sales of our equity; and provisions in our charter documents and Delaware law that might delay stockholder actions with respect to business combinations or the election of directors. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “goal,” “project,” “strategy,” “future,” and similar words, although some forward-looking statements are expressed differently. Forward-looking statements in or incorporated into this prospectus include, among others, statements concerning: our outlook for the upcoming fiscal year, including projections about our revenue, gross margins, and expenses; projected capital expenditures for the upcoming fiscal year and our source of funds for such expenditures; the sufficiency of our liquidity and capital resources; our strategy, goals and objectives; that point-of-care testing is increasing; that we will continue to make substantial expenditures for research and development activities; our reliance on key distributors; that influenza test revenues will continue to be a significant portion of our total revenue; industry consolidation and competition trends; competition for management and key personnel; that we may enter into additional foreign currency exchange risk sharing arrangements; that the price of our common stock will continue to fluctuate; our exposure to claims and litigation; our intention to not pay dividends; expectations regarding grant revenues and expenditures in 2014; that we will continue to incur substantial royalty and license expenses; expected savings from the move of certain manufacturing operations to our Athens, Ohio facility; the impact on our tax rate due to changes in California law; and our intention to continue to evaluate technology and acquisition opportunities.

The risks described under “Risk Factors” in the applicable prospectus supplement, together with all of the other documents contained or incorporated by reference in this prospectus and the applicable prospectus supplement, and in other reports that we file with the SEC from time to time, should be carefully considered. You are cautioned not to place undue reliance on forward-looking statements, which reflect management’s expectations only as of the date made. Except as required by law, we undertake no obligation to publicly release the results of any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Nine Months Ended September 30, 2014		Year Ended December 31,
			2013	2012	2011	2010	2009
Ratio(1)	—	(2)	2.56x	3.76x	4.29x	— (2)	32.42x

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income, including distributions received from equity investments, before income taxes, interest expensed, interest amortized to cost of sales and income attributable to minority interests. Fixed charges consist of interest incurred, whether expensed or capitalized, including amortization of debt issuance costs, if applicable, and the portion of rent expense deemed to represent interest.
(2)	For the nine months ended September 30, 2014 and the year ended December 31, 2010, our earnings were insufficient to cover fixed charges; the amount of additional earnings needed to cover fixed charges for such period was $23,078,000 and $17,420,000, respectively.

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes.

DESCRIPTION OF SECURITIES

The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be complete. This prospectus and the applicable prospectus supplement will contain the material terms and conditions of each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

DEBT SECURITIES

We may issue debt securities under the indenture entered into between us and The Bank of New York Mellon Trust Company, N.A., filed as an exhibit to the registration statement of which this prospectus is a part. The indenture will be governed by the Trust Indenture Act of 1939.

The following is a summary of the indenture. It does not restate the indenture entirely. We urge you to read the indenture. We will file the instruments setting forth the terms with respect to particular series of debt securities as exhibits to current reports on Form 8-K or other reports we file with the SEC. See “Where You Can Find Additional Information” for information on how to obtain copies of the indenture and the supplemental indentures or authorizing resolutions. You may also inspect copies of the documents for the particular series at the office of the trustee. References below to an “indenture” are references to the indenture, as supplemented, under which a particular series of debt securities is issued.

Terms of the Debt Securities

Our debt securities will be general obligations of Quidel Corporation. We may issue them in one or more series. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. We will provide a prospectus supplement for each series of debt securities that will describe:

•	the title of the debt securities;

•	the aggregate principal amount of the debt securities and any limit upon the aggregate principal amount of the series of debt securities, and, if the series is to be issued at a discount from its face amount, the method of computing the accretion of such discount;

•	the interest rate, which may be fixed or variable, or method of calculation of the interest rate, including any procedures to vary or reset such rates, and, if the amount of any principal, premium or interest on debt securities of a series may be determined by reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

•	the date from which interest will accrue;

•	the record dates for interest payable on the debt securities;

•	the dates when, places where and manner in which principal and interest are payable, including the right, if any, to extend or defer the payment of principal or interest and the duration of such extension or deferral;

•	the registrar, paying agent and any trustees, if different from those set forth in the indenture;

•	the terms of any mandatory (including any sinking fund requirements) or optional redemption by us of the debt securities, the terms of any of our obligations to purchase or repay debt securities and the terms of any repurchase or remarketing rights;

•	the terms of any redemption or purchase of debt securities at the option of the holders;

•	the permissible denominations in which the debt securities will be issuable, if different from $2,000 and multiples of $1,000 in excess thereof;

•	whether the debt securities will be issued in registered or bearer form and the terms of these forms;

•	whether the debt securities will be issued in whole or in part in the form of a global security, the terms and conditions, if different from those contained in the indenture, upon which such global security may be exchanged in whole or in part for definitive securities; the identity of the depositary for such global security; and the form of any legend or legends, if any, to be borne by any such global security in addition to or in lieu of the legends set forth in the indenture;

•	the currency or currencies (including any composite currency) in which principal or interest or both may be paid;

•	if payments of principal or interest may be made in a currency other than that in which the debt securities are denominated, the manner for determining such payments, including the time and manner of determining the exchange rate between the currency in which such securities are denominated and the currency in which such securities or any of them may be paid, and any deletions from or modifications of or additions to the terms of the indenture to provide for or to facilitate the issuance of debt securities denominated or payable in a currency other than U.S. dollars;

•	any provision for electronic issuance of the debt securities or issuance of the debt securities in uncertificated form;

•	any events of default, covenants and/or defined terms in addition to or in lieu of those set forth in the indenture;

•	whether and upon what terms the debt securities may be defeased or discharged if different from the provisions set forth in the indenture;

•	the form of the debt securities;

•	any terms that may be required by or advisable under applicable law;

•	the percentage of the principal amount of the debt securities that is payable if the maturity of the debt securities is accelerated, or if the debt securities are required to be redeemed, repurchased or repaid prior to stated maturity, in the case of securities issued at a discount from their face amount;

•	whether the debt securities will or will not have the benefit of guarantees and our subsidiaries that will be the initial guarantors of such debt securities and, if applicable, the terms and conditions upon which such guarantees may be subordinated to other indebtedness of the respective guarantors;

•	whether the debt securities are senior or subordinated debt securities, and if subordinated debt securities, the terms of such subordination;

•	whether the debt securities will be convertible into or exchangeable for other securities, common shares or other securities of any kind of us or another obligor, and, if so, the terms and conditions upon which such securities will be so convertible or exchangeable, including the initial conversion or exchange price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or at our option, the conversion or exchange period, any provisions granting special rights to holders when a specified event occurs, and any other provision in relation thereto;

•	whether the debt securities, or any guarantees of such securities, will or will not have the benefit of any collateral and, if applicable, the terms and conditions of such security; and

•	any other material terms of the debt securities, which may be different from the terms set forth in this prospectus.

The applicable prospectus supplement will also describe any material covenants to which a series of debt securities will be subject and the applicability of those covenants to any of our subsidiaries to be restricted thereby, which are referred to herein as “restricted subsidiaries.” The applicable prospectus supplement will also describe provisions for restricted subsidiaries to cease to be restricted by those covenants.

Events of Default and Remedies

Unless otherwise described in the applicable prospectus supplement, an event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture or authorizing resolution as being:

•	our failure to pay interest on any debt security of such series when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

•	our failure to pay the principal or premium of any debt security of such series when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

•	our failure or the failure of any restricted subsidiary to comply with any of its agreements or covenants in, or provisions of, the debt securities of such series, any guarantees (as they relate thereto) or the indenture (as they relate thereto), and such failure continues for a period of 60 days after our receipt of notice of the default from the trustee or from the holders of at least 25 percent in aggregate principal amount of the then outstanding debt securities of that series (except in the case of a default with respect to the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of our assets (or any other provision specified in the applicable authorizing resolution or supplemental indenture), which will constitute an event of default with notice but without passage of time);

•	any guarantee of a guarantor that is a significant subsidiary ceases to be in full force and effect (other than in accordance with the terms of such guarantee and the indenture) or is declared null and void and unenforceable or found to be invalid or any guarantor denies its liability under its guarantee (other than by reason of release of a guarantor from its guarantee in accordance with the terms of the indenture and the guarantee); or

•	certain events of bankruptcy, insolvency or reorganization occur with respect to us or any restricted subsidiary that is a significant subsidiary (as defined in the indenture).

The indenture will provide that the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal, premium, if any, or interest, if any, with respect to such series of debt securities, if the trustee considers it in the interest of the holders of such series of debt securities to do so.

The indenture will provide that if any event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of such series of debt securities then outstanding may declare the principal of all the debt securities of such series to be due and payable immediately. However, the holders of a majority in principal amount of the debt securities of such series then outstanding by notice to the trustee may waive any existing default and its consequences with respect to such series of debt securities, other than any event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to such series and its consequences, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to such series have been cured or waived (other than nonpayment of the principal of, or interest on, such series as a result of acceleration).

The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to such series, subject to limitations specified in the indenture.

Defeasance

The indenture will permit us to terminate all our obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•	depositing in trust with the trustee, under an irrevocable trust agreement, money or government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity or redemption; and

•	complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

The indenture will also permit us to terminate all of our obligations under the indenture as they relate to any particular series of debt securities, including the obligations to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•	depositing in trust with the trustee, under an irrevocable trust agreement, money or government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity or redemption; and

•	complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date such series of debt securities were originally issued, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall state that, holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, the indenture will permit us to terminate substantially all our obligations under the indenture as they relate to a particular series of debt securities by depositing with the trustee money or government obligations sufficient to pay all principal and interest on such series at its maturity or redemption date if the debt securities of such series will become due and payable at maturity within one year or are to be called for redemption within one year of the deposit.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver

Without notice to or the consent of any holder, we and the trustee may amend or supplement the indenture or the debt securities of a series to:

•	cure any ambiguity, omission, defect or inconsistency;

•	comply with the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of our assets;

•	provide that specific provisions of the indenture shall not apply to a series of debt securities not previously issued or to make a change to specific provisions of the indenture that only applies to any series of debt securities not previously issued or to additional debt securities of a series not previously issued;

•	create a series and establish its terms;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to release a guarantor in respect of any series of debt securities which, in accordance with the terms of the indenture applicable to the particular series, ceases to be liable in respect of its guarantee;

•	to add a guarantor in respect of any series of debt securities;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	change or eliminate any of the provisions of the indenture, provided that any such change or elimination shall not become effective with respect to any outstanding debt security of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision;

•	secure the debt securities of any series;

•	issue additional debt securities of any series; provided that such additional debt securities have the same terms as, and be deemed part of the same series of debt securities as, the applicable series of debt securities;

•	evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as necessary to provide for or facilitate the administration of the trust under the indenture by more than one trustee;

•	conform the indenture or the debt securities of any series to this “Description of Securities” or the “Description of the Notes” or “Description of the Securities” section of the applicable prospectus supplement or offering memorandum relating to our offering of such debt securities; and

•	make any change that does not adversely affect the rights of any holder in any material respect.

With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the debt securities of a particular series with the written consent of the holders of at least a majority in principal amount of the debt securities of such series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of such series then outstanding may waive any existing default under, or compliance with, any provision of the debt securities of a particular series or of the indenture relating to a particular series of debt securities, other than any event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities.

Without the consent of each holder of a debt security the terms of which are directly amended, supplemented or waived, we and the trustee may not:

•	reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest, including defaulted interest;

•	reduce the principal of or extend the fixed maturity of any debt security or alter the provisions with respect to redemptions or mandatory offers to repurchase debt securities in a manner adverse to holders;

•	make any change that adversely affects any right of a holder to convert or exchange any debt security into or for common shares or other securities, cash or other property in accordance with the terms of such security;

•	modify the ranking or priority of the debt securities or any guarantee thereof;

•	make any change to any provision of the indenture relating to the waiver of existing defaults, the rights of holders to receive payment of principal and interest on the debt securities, or to the provisions regarding amending or supplementing the indenture or the debt securities of a particular series with the written consent of the holders of such series, except to increase the percentage required for modification or waiver or to provide for consent of each affected holder of debt securities of such series;

•	waive a continuing default or event of default in the payment of principal of or interest on the debt securities;

•	make any debt security payable at a place or in money other than that stated in the debt security; or

•	impair the right of any holder of a debt security to bring suit as permitted by the indenture.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any such consent otherwise required from such holder, may be subject to the requirement that such holder shall have been the holder of record of debt securities with respect to which such consent is required or sought as of a record date fixed by us in accordance with the indenture.

Concerning the Trustee

The indenture will contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim as security or otherwise. The indenture will permit the trustee to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

The indenture will provide that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of such person’s own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The laws of the State of New York will govern the indenture and the debt securities.

COMMON SHARES AND PREFERRED SHARES

Our authorized capital stock consists of 50,000,000 common shares par value $0.001, and 5,000,000 preferred shares, par value $0.001. The common shares are divided into two classes, consisting of 47,500,000 voting shares of common stock and 2,500,000 shares of nonvoting Class A common stock. Our certificate of incorporation, as amended to date, does not authorize any other classes of capital stock.

Common Shares

As of November 24, 2014, 34,432,329 shares of our common stock were outstanding and held of record by approximately 433 holders. No shares of the Class A common stock are currently outstanding. We currently have no plans to issue any Class A common stock.

Voting. Except as otherwise required by law (and subject to the rights of any other outstanding capital stock under our certificate of incorporation), each outstanding share of common stock is entitled to vote on each matter on which our stockholders are entitled to vote, and each holder thereof shall be entitled to one vote for each share of common stock held by such holder. Except for limited circumstances set forth in our certificate of incorporation or as otherwise required by law, holders of Class A common stock are not entitled to vote on any matter on which our stockholders are entitled to vote, and such shares shall not be included in determining the number of shares voting or entitled to vote on any such matter. Holders of common shares do not have cumulative voting rights.

Dividends. Our Board of Directors may cause dividends to be paid to holders of our common shares out of funds legally available for the payment of dividends.

Other Rights. Holders of our common stock do not have any preemptive, subscription or conversion rights under our certificate of incorporation. Holders of any Class A common stock have certain rights to convert such shares into shares of our common stock.

Our common stock is listed on The NASDAQ Global Select Market under the ticker symbol “QDEL.” American Stock Transfer & Trust Company is the Transfer Agent and Registrar for our common stock.

Preferred Shares

Our board of directors is authorized to issue from time to time, without further vote or action by the stockholders, up to an aggregate of 5,000,000 preferred shares in one or more series. Our Board of Directors is authorized, within the limitations and restrictions stated in our certificate of incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed on any wholly unissued series of preferred shares, and the number of shares constituting such series and the designation thereof. Our Board of Directors designated 50,000 preferred shares as Series C Junior Participating Preferred Stock. No preferred shares are currently outstanding.

We currently have no plans to issue any preferred shares, but we believe that the ability to issue preferred shares without the expense and delay of a special stockholders’ meeting will provide us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The board of directors could issue preferred shares having voting, dividend and liquidation rights superior to those of the common shares, which could adversely affect the voting power of the holders of common shares, including the loss of voting control to others, and delay, defer or prevent a change in control of us without further action by the stockholders. This could discourage an acquisition attempt or other transaction which stockholders might believe to be in their best interests or in which they might receive a premium for their stock over the then market price of the stock.

If the board were to issue a new series of preferred shares, the issuance of such shares could:

•	decrease the amount of earnings and assets available for distribution to existing common stockholders;

•	make removal of the present management more difficult;

•	result in restrictions upon the payment of dividends and other distributions to the existing common stockholders;

•	delay or prevent a change in control of our company; and

•	limit the price that investors are willing to pay in the future for our existing common stock.

Governing Documents

Our bylaws provide that special meetings of the stockholders may only be called by stockholders of record, as of the record date fixed as provided therein, holding in the aggregate not less than 50% of the voting power of our issued and outstanding capital stock. In addition, our bylaws establish an advance written notice procedure for stockholders seeking to nominate candidates for election to our Board of Directors or to propose matters to be acted upon at stockholders’ meetings. As a result, these provisions of our bylaws may delay stockholder actions with respect to business combinations or a change in management and may make it more difficult for third parties to acquire control of us.

Copies of our certificate of incorporation and bylaws, each as amended, have been filed with and are publicly available at or from the SEC as described under the heading “Where You Can Find Additional Information.”

OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants, depositary shares, rights, stock purchase contracts, stock purchase units or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The securities that may be offered by this prospectus may be sold:

•	through agents;

•	to or through underwriters;

•	to or through broker-dealers (acting as agent or principal);

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange, or otherwise;

•	directly to purchasers, through a specific bidding or auction process or otherwise;

•	through a combination of any such methods of sale; or

•	through any other methods described in a prospectus supplement.

Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us, from the purchasers of the securities or from both us and the purchasers. Any underwriters, dealers, agents or other investors participating in the distribution of the securities may be deemed to be “underwriters,” as that term is defined in the Securities Act, and compensation and profits received by them on sale of the securities may be deemed to be underwriting commissions, as that term is defined in the rules promulgated under the Securities Act.

Each time the securities are offered by this prospectus, the prospectus supplement, if required, will set forth:

•	the name of any underwriter, dealer or agent involved in the offer and sale of the securities;

•	the terms of the offering;

•	any discounts concessions or commissions and other items constituting compensation received by the underwriters, broker-dealers or agents;

•	any over-allotment option under which any underwriters may purchase additional securities from us or the selling stockholders;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities may be listed; and

•	the anticipated date of delivery of the securities.

The securities may be sold at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The distribution of securities may be effected from time to time in one or more transactions, by means of one or more of the following transactions, which may include cross or block trades:

•	transactions on The NASDAQ Global Select Market or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through put or call option transactions relating to the securities;

•	under delayed delivery contracts or other contractual commitments; or

•	a combination of such methods of sale.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. This prospectus and the prospectus supplement will be used by the underwriters to resell the securities.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the offering proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

To comply with the securities laws of certain states, if applicable, the securities offered by this prospectus will be offered and sold in those states only through registered or licensed brokers or dealers.

Agents, underwriters and dealers may be entitled under agreements entered into with us or the selling security holders, as applicable, to indemnification by us or such selling security holders against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us or the selling security holders to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution, if any. Some of the agents, underwriters or dealers, or their respective affiliates may be customers of, engage in transactions with or perform services for us in the ordinary course of business. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Our common stock is listed on The NASDAQ Global Select Market. Unless otherwise specified in the applicable prospectus supplement, each other class or series of securities issued will be a new issue with no established trading market. We may elect to list any other class or series of securities on any exchange, but we are not currently obligated to do so. It is possible that one or more underwriters, if any, may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Certain persons participating in the offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock.

Concurrently with any offering of debt securities that are convertible into or exercisable or exchangeable for our common stock, we may offer from time to time our common stock by means of a separate prospectus supplement. In addition, we may agree to loan common stock to affiliates of the underwriters, dealers or agents for such debt securities or common stock, which affiliates we refer to as the “share borrowers,” pursuant to a share lending agreement to be described in the applicable prospectus supplement. Such share borrowers may use the borrowed shares or the proceeds therefrom to facilitate transactions by which investors in the debt securities may hedge their investments in such debt securities. In connection with facilitating those transactions, the share borrowers and their affiliates may receive customary, negotiated fees from investors.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP will pass upon the validity of any securities issued under this prospectus. Unless otherwise specified in an applicable prospectus supplement, Sidley Austin LLP will act as counsel for any underwriters in connection with an offering of securities described in this prospectus.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of our internal control over financial reporting as of December 31, 2013, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC registering the securities that may be offered and sold hereunder. The registration statement, including exhibits thereto, contains additional relevant information about us and these securities that, as permitted by the rules and regulations of the SEC, we have not included in this prospectus. A copy of the registration statement of which this prospectus is a part is available to the public from commercial document retrieval services and is also available at the SEC’s website as noted below. You should read the registration statement for further information about us and these securities. You may also read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a web site that contains reports, proxy statements, information statements and other information about issuers, like Quidel Corporation, who file electronically with the SEC. The address of that web site is www.sec.gov. That website, and, except as expressly incorporated herein, the information contained therein, is not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the information and documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2013 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 1, 2014);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014;

•	our Current Reports on Form 8-K filed February 28, 2014, May 7, 2014 and November 19, 2014; and

•	the description of our common stock contained in the Registration Statement on Form 8-A dated February 28, 1983, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all documents that we file in the future with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the sale of all securities registered hereunder or termination of the registration statement. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in the applicable prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Quidel Corporation

Attn: Corporate Secretary

12544 High Bluff Drive

Suite 200

San Diego, California 92130

(858) 552-1100

Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

$150,000,000

    % Convertible Senior Notes due 2020

PROSPECTUS    SUPPLEMENT

BofA Merrill Lynch

J.P. Morgan

December     , 2014